SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Edgewater Technology, Inc.

(Name of Registrant as Specified In Its Charter)

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EDGEWATER TECHNOLOGY, INC.

ANNUAL MEETING OF STOCKHOLDERS

June 3, 2015

NOTICE AND PROXY STATEMENT

April 22, 2015

Dear Edgewater Technology, Inc. Stockholder:

On behalf of the Board of Directors, I am pleased to invite you to attend the Edgewater Technology, Inc. (“Edgewater” or the “Company”) 2015 Annual Meeting of Stockholders. The meeting will be held at 10:00 a.m., local time, on June 3, 2015, at Edgewater Technology, Inc., 200 Harvard Mill Square, Suite 210, Wakefield, Massachusetts 01880.

At the meeting, you and the other stockholders will be asked to vote upon the following:

•	To elect six directors, each for a one-year term;

•	To approve the proposed amendment to the Edgewater Technology, Inc. 2008 Employee Stock Purchase Plan to increase the authorized shares under the Plan from 1,200,000 to 1,700,000;

•	To approve, by a non-binding advisory vote, the Company’s named executive officer compensation; and

•	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

As of April 13, 2015, the Company had 11,610,185 shares of common stock outstanding. Only shareholders of record as of the close of business on April 13, 2015 are entitled to receive notice of, to attend, and to vote at, the Annual Meeting.

The Company is pleased to continue to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their shareholders on the Internet. The Company believes these rules allow it to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.

Whether or not you can attend the meeting, please read the attached proxy statement. When you have done so, please mark your vote on the proxy card, sign and date the proxy card, and return it to us. Alternatively, you may cast your vote by telephone, or through the Internet. Instructions for voting by telephone or through the Internet are included with your proxy. Your vote is important. Please act promptly by voting your shares by telephone, via the Internet, or by signing, dating and returning the proxy card.

Thank you for your continued interest in Edgewater. We look forward to seeing you at the meeting.

Sincerely,

Shirley Singleton
Chairman, President and Chief Executive Officer

200 Harvard Mill Square, Suite 210 • Wakefield, MA 01880 • Tel: 781-246-3343 • Fax: 781-246-5903

ir@edgewater.com • www.edgewater.com

EDGEWATER TECHNOLOGY, INC.

200 Harvard Mill Square, Suite 210

Wakefield, Massachusetts 01880

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 3, 2015

To the Stockholders:

Edgewater Technology, Inc. (“Edgewater”) will hold its Annual Meeting of Stockholders at Edgewater Technology, Inc., 200 Harvard Mill Square, Suite 210, Wakefield, Massachusetts 01880, on June 3, 2015 at 10:00 a.m., Eastern Time.

We are holding this meeting for the following purposes:

•	To elect six directors to serve until the 2016 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

•	To approve the proposed amendment to the Edgewater Technology, Inc. 2008 Employee Stock Purchase Plan to increase the authorized shares under the Plan from 1,200,000 to 1,700,000;

•	To approve, by a non-binding advisory vote, Edgewater’s named executive officer compensation;

•	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

•	To transact any other business that may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors selected April 13, 2015 as the record date for determining stockholders entitled to vote at the Annual Meeting. As of April 13, 2015, Edgewater had 11,610,185 shares of common stock outstanding. A list of stockholders on that date will be available for inspection at Edgewater’s corporate headquarters, 200 Harvard Mill Square, Suite 210, Wakefield, Massachusetts, during normal business hours for the ten-day period prior to the Annual Meeting. Only holders of our common stock as of the close of business on April 13, 2015 are entitled to vote at the Annual Meeting or any adjournment thereof.

On or about April 22, 2015, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement, proxy and 2014 Annual Report on Form 10-K and how to vote.

By Order of the Board of Directors,

Timothy R. Oakes
Corporate Secretary

Wakefield, Massachusetts

April 22, 2015

Important Notice Regarding Availability of Proxy Materials for the Stockholders Meeting to be Held on June 3, 2015: This proxy statement and our 2014 Annual Report on Form 10-K are available at www.envisionreports.com/EDGW (for registered stockholders) or www.edocumentview.com/EDGW (for beneficial stockholders).

200 Harvard Mill Square, Suite 210 • Wakefield, MA 01880 • Tel: 781-246-3343 • Fax: 781-246-5903

ir@edgewater.com • www.edgewater.com

IMPORTANT

Whether or not you expect to attend in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares by telephone, via the Internet, or by signing, dating, and returning the enclosed proxy card will save the Company the expense and extra work of additional solicitation. An addressed envelope, for which no postage is required if mailed in the United States, is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

EDGEWATER TECHNOLOGY, INC.

PROXY STATEMENT

i

ii

GENERAL INFORMATION

Annual Meeting Information

This proxy statement contains information related to the Annual Meeting of Stockholders of Edgewater Technology, Inc. (the “Company,” “Edgewater” or “Edgewater Technology”) to be held on June 3, 2015, beginning at 10:00 a.m., Eastern Daylight Time, at Edgewater Technology, Inc., 200 Harvard Mill Square, Suite 210, Wakefield, Massachusetts 01880, and any postponements or adjournments thereof (the “Annual Meeting”). This proxy statement was prepared at the direction of our Board of Directors to solicit your proxy for use at the Annual Meeting. On or about April 22, 2015, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and how to vote.

Q:	Who is soliciting my proxy?

A:	We, the Board of Directors of Edgewater Technology, Inc., are sending you this proxy statement in connection with our solicitation of proxies for use at Edgewater’s 2015 Annual Meeting of Stockholders. Certain directors, officers and employees of Edgewater may (without compensation), and Alliance Advisors LLC (our proxy solicitor) will, solicit proxies on our behalf by mail, phone, fax, Internet or in person.

Q:	Who is paying for this solicitation?

A:	Edgewater will pay for the solicitation of proxies, including Alliance Advisors LLC’s estimated fee of $7,500, plus out-of-pocket expenses. Edgewater also will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of Edgewater common stock.

Q:	What am I voting on?

A:	There are four items scheduled to be voted on at the Annual Meeting:

•	Item 1—The election of Shirley Singleton, Wayne Wilson, Paul E. Flynn, Paul Guzzi, Nancy L. Leaming and Michael R. Loeb to the Board of Directors;

•

Item 2— The approval of a proposed amendment to the Edgewater Technology, Inc. 2008 Employee Stock Purchase Plan (the “2008 ESPP”) to increase the authorized shares under the 2008 ESPP from 1,200,000 to 1,700,000;

•	Item 3—A non-binding advisory vote to approve named executive officer compensation; and

•	Item 4—The ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 (the “Auditor Appointment”).

Q:	Who can vote?

A:	Only those who owned common stock of record at the close of business on April 13, 2015, the record date for the Annual Meeting (the “Record Date”), can vote. If you owned common stock on the Record Date, you have one vote per share for each Item up for vote at the Annual Meeting.

Q:	How do I vote?

A:	You may vote your shares either in person or by proxy. To vote by proxy, you should mark, date, sign and mail the proxy card provided with this proxy statement or vote by telephone or through the Internet.

Q:	Can I vote by telephone or electronically?

A:

If you are a registered stockholder, you may vote by telephone, or electronically through the Internet, by following the instructions included with your proxy card. If your shares are held in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically. The deadline for voting by telephone or electronically is 1:00 a.m., Eastern Daylight Time, on June 3, 2015.

Q:	How are votes counted?

A:	You may vote for each of the four proposals as follows:

•	“FOR” or “WITHHOLD” with respect to each nominee to our Board of Directors specified in Item 1 of this proxy statement;

•	“FOR,” “AGAINST” or “ABSTAIN” with respect to the proposed amendment to the 2008 ESPP described in Item 2 of this Proxy Statement;

•	“FOR,” “AGAINST” or “ABSTAIN” with respect to the non-binding advisory vote to approve named executive officer compensation described in Item 3 of this proxy statement; and

•	“FOR,” “AGAINST” or “ABSTAIN” with respect to the ratification and approval of the Auditor Appointment described in Item 4 of this proxy statement.

If you return your proxy but do not mark your voting preference, the individuals named as proxies will vote your shares “FOR” the election of the nominees for director, “FOR” the proposed amendment to the 2008 ESPP, “FOR” the non-binding advisory vote to approve named executive officer compensation and “FOR” the ratification and approval of the Auditor Appointment. Giving a proxy will not affect your right to vote your shares at the Annual Meeting. If you attend the Annual Meeting, you may revoke your proxy and vote in person if you wish.

Q:	What happens if I withhold my vote for an individual director?

A:	Withheld votes are counted as “NO” votes for the individual director. If you wish your shares to be voted for some nominees, and not voted for others, then indicate the name(s) of the nominee(s) for whom you are withholding authority to vote by writing the name(s) of such nominee(s) in the space provided in the proxy. If you wish to withhold authority to vote for all nominees, check the box marked “WITHHOLD AUTHORITY.”

Q:	What are broker non-votes and abstentions?

A:	If you are the beneficial owner of shares held in “street name” by a broker, then the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, then the broker will be entitled to vote the shares with respect to “discretionary” items, but will not be permitted to vote the shares with respect to “non-discretionary” items (in which case, the shares will be treated a “broker non-vote”). An abstention is a decision by a stockholder to take a neutral position on a proposal being submitted to stockholders at a meeting.

Q:	On which proposals do brokers have discretion to vote without instructions from beneficial owners?

A:	If you are the beneficial owner of shares held in “street name” by a broker, then the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. However, if you do not give instructions to the broker, then the broker will not be entitled to vote the shares with respect to the election of directors, the approval of the proposed amendment to the 2008 ESPP, or the approval (by a non-binding advisory vote) of the Company’s named executive officer compensation. Brokers will be able to vote on the ratification of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 in the absence of your instructions as this matter is still considered a “discretionary” item.

Q:	How do broker non-votes and abstentions affect the existence of a quorum and the vote required for Items 1, 2, 3 and 4 at the Annual Meeting?

A:	Broker non-votes and abstentions on any matter are included in determining the number of shares represented for the purpose of determining whether a quorum is present at a stockholders’ meeting. Because directors will be elected by a plurality of the votes cast (i.e., the six director nominees receiving the greatest number of votes will be elected) at the Annual Meeting, an abstention would have no effect on the vote concerning the election of directors and thus is not being offered as a voting option in the election of directors under Item 1. Under Delaware law, broker non-votes are not considered to be entitled to vote on the matter and, thus, will not have any impact on the outcome of such proposal. Although abstentions are considered present and entitled to vote on a matter, abstentions are not considered to be votes cast under Delaware law, and thus will have no impact on the outcome of Items 2, 3 and 4, each of which requires the favorable vote of a majority of the votes cast at the Annual Meeting by stockholders entitled to vote on the matter.

Q:	Can I change my vote after I return my proxy card?

A:	Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Corporate Secretary either written notice of your revocation or a duly executed proxy bearing a later date. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy; however, delivery of a later dated proxy before the polls close at the Annual Meeting will revoke a proxy previously granted.

Q:	What are the Board’s recommendations?

A:	Our Board of Directors recommends that you vote your shares as follows:

•	“FOR” each of the six nominees to our Board of Directors as described in Item 1 of this proxy statement;

•	“FOR” the approval of the proposed amendment to the 2008 ESPP as described in Item 2 of this Proxy Statement;

•	“FOR” the non-binding advisory vote to approve named executive officer compensation as described in Item 3 of this proxy statement; and

•	“FOR” the ratification and approval of the Auditor Appointment as described in Item 4 of this proxy statement.

Q:	What constitutes a quorum?

A:	As of April 13, 2015, we had 11,610,185 shares of common stock, $.01 par value, outstanding and 1,542 holders of record. Each share of our common stock is entitled to one vote per share. The holders of a majority of the total outstanding shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Q:	What happens if a quorum is not present?

A:	If a quorum is not present at the scheduled time of the Annual Meeting, then the stockholders who are represented may adjourn the Annual Meeting until a quorum is present. The time and place of an adjourned meeting, if necessary, would be announced at the time the adjournment is taken and no other notice would be given. Voting cannot take place unless a quorum is present.

Q:	What is the voting requirement to approve each of the items?

A:	The voting requirement to approve each of the proposals is as follows:

•	Directors are elected by a plurality of the votes cast. This means that the six nominees will be elected if they receive more affirmative votes than any other nominees.

•	The affirmative vote of a majority of votes cast on the proposal is required to approve the proposed amendment to the 2008 ESPP in Item 2.

•	The affirmative vote of a majority of votes cast on the proposal is required to approve named executive officer compensation in Item 3, which is a non-binding proposal.

•	The affirmative vote of a majority of votes cast on the proposal is required to ratify the Auditor Appointment in Item 4.

Q:	Can I vote on other matters?

A:	Our Amended and Restated Bylaws limit the matters presented at an Annual Meeting to those in a notice of Annual Meeting and those otherwise properly presented at an Annual Meeting. Since none of our stockholders provided notice for any alternative director nominees or any other business matters during the period of March 6, 2015 to April 5, 2015 (which is the 60-90 day period prior to the first anniversary of last year’s Annual Meeting) (see the rules concerning proposals set forth in the following Question and Answer), no director nominees or business matters, other than those included in the Notice of Annual Meeting, may properly come before the Annual Meeting.

Q:	Can I nominate director candidates for election by stockholders or make other stockholder proposals in the future?

A.	For a stockholder to properly present a director nomination or other business matter at an Annual Meeting, our Amended and Restated Bylaws require that both of the following conditions be satisfied: (a) the alternative director nominees or other matter(s) must be a proper subject for stockholder action under the Delaware General Corporation Law; and (b) the stockholder must have given timely written notice of the alternative director nominees or other matters to be brought before an Annual Meeting. To be timely, a stockholder’s notice must have been delivered to our Corporate Secretary not less than sixty (60) days, nor more than ninety (90) days, prior to the first anniversary of our prior year’s Annual Meeting.

Q:	Who will count the vote?

A:	Representatives of Computershare Investor Services, our transfer agent, will tabulate the votes.

Q:	When are 2016 stockholder proposals or other 2016 stockholder business matters due?

A:	To be considered for presentation at our 2016 Annual Meeting of Stockholders, inclusion in the proxy statement and on the proxy card, a stockholder proposal must be received at our offices no later than December 24, 2015. For stockholder proposals or other business matters that may be raised at the 2016 Annual Meeting of Stockholders, but not included in the proxy statement or on the proxy card that are submitted outside the proposal process identified in the preceding sentence, if we do not receive notice of any such matter that a stockholder wishes to raise at the 2016 Annual Meeting of Stockholders during the period commencing March 5, 2016 and ending April 4, 2016, then no business matters, other than those included in the notice of Annual Meeting for the 2016 Annual Meeting of Stockholders, may properly come before the 2016 Annual Meeting of Stockholders. All proposals and notifications for the 2016 Annual Meeting of Stockholders should be addressed in writing to the attention of the Corporate Secretary, Edgewater Technology, Inc., 200 Harvard Mill Square, Suite 210, Wakefield, Massachusetts 01880 and should satisfy the particular requirements of our Amended and Restated Bylaws.

ITEM 1—ELECTION OF DIRECTORS

Our Board of Directors (which is sometimes referred to in this proxy statement as our “Board”) currently consists of six persons, each of whose term expires at the Annual Meeting. Each of our directors began serving his or her current term at last year’s Annual Meeting on June 4, 2014.

You and the other stockholders are requested to vote for the nominees set forth below to serve as directors until the 2016 Annual Meeting of Stockholders or until their successors are duly elected and qualified. The individuals named as proxies will vote the enclosed proxy for the election of all nominees listed below, unless you direct them to withhold your votes. If any nominee becomes unable to serve as a director before the Annual Meeting (or decides not to serve), the individuals named as proxies may vote for a substitute or we may reduce the number of members of the Board.

Vote Required

If a quorum is present, individual nominees will be elected by a plurality of the votes of shares present in person or represented by proxy at the Annual Meeting. This means that the six nominees will be elected if they receive more affirmative votes than any other nominees. If you are the beneficial owner of shares held in “street name” by a broker, then the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. However, if you do not give instructions to the broker, then the broker will not be entitled to vote the shares with respect to the election of directors.

Recommendation of the Board

Our Board of Directors recommends that you vote “FOR” each of the following nominees.

Following are the names and ages of the director nominees, the year they became directors, their principal occupations or employment for at least the past five years and certain of their other directorships.

Nominees for Election

Name	Age	Experience
Shirley Singleton	63	Ms. Singleton currently serves as our Chairman, a position she was elected to in July 2005. Ms. Singleton co-founded Edgewater Technology (Delaware), Inc. (“Edgewater Delaware”) in 1992 and served as President of Edgewater Delaware from 1992 until January 2002. Ms. Singleton has served as President and Chief Executive Officer of our Company (the parent company of Edgewater Delaware) from January 2002 to the present. Prior to co-founding Edgewater Delaware, Ms. Singleton held various management positions from 1982 to 1992 at Logica North America and attained the position of Vice President and General Manager of the Northeast region. Ms. Singleton serves on the Technical Oversight Committee for Partners Healthcare, the Board of Trustees for the North Shore Medical Center and the board of The Commonwealth Institute. Ms. Singleton has served as a Director of our Company since June 2001.

Wayne Wilson	66	Mr. Wilson currently serves as our Lead Independent Director, a position he was elected to in September 2005. Mr. Wilson has been an independent business advisor since 2002. From 1995 to 2002, Mr. Wilson served in various roles, including President, Chief Operating Officer and Chief Financial Officer at PC Connection, Inc., a Fortune 1000 direct marketer of information technology products and services. From 1986 until 1995, he was a partner in the assurance and advisory services practice of Deloitte & Touche LLP. Mr. Wilson also serves as a director of ARIAD Pharmaceuticals, Inc., FairPoint Communications, Inc. and Hologic, Inc. He previously served as a director of Cytyc Corporation. Mr. Wilson has served as a Director of our Company since May 2003.

Paul E. Flynn	65	Mr. Flynn currently serves as Executive Vice President and Commercial Loan Officer at People’s United Bank, a position he has held since June 30, 2011. From 2007 to June 2011, Mr. Flynn was an Executive Vice President and Commercial Loan Officer at Danversbank. From 2000 to 2007, Mr. Flynn was an Executive Vice President of RBS Business Capital, a division of Citizens Financial Group. From 1986 to 2000, Mr. Flynn was an Executive Vice President for the United States Trust Company. Prior to his time at the United States Trust Company, Mr. Flynn was a Senior Vice President for Patriot Bank, N.A. from 1981 to 1986. From 1977 to 1981, Mr. Flynn was an Assistant Vice President at Chase Commercial Corporation and from 1974 to 1977 Mr. Flynn was an Audit Manager with New England Merchants Bank. Mr. Flynn serves as a Director of the Business Development Corporation of New England. Mr. Flynn was elected as a Director of our Company in July 2005.

Name	Age	Experience
Paul Guzzi	72	Mr. Guzzi has served as the President and Chief Executive Officer of the Greater Boston Chamber of Commerce since 1996. From 1995 to 1996, Mr. Guzzi was Vice President of State and Community Affairs for Boston College. Prior to his position at Boston College, Mr. Guzzi was a consultant for Heidrick & Struggles, an international recruitment firm from 1994 to 1995. From 1991 to 1993, Mr. Guzzi served as a Vice President at Data General Corporation. Prior to his position at Data General Corporation, Mr. Guzzi was a Senior Vice President at Wang Laboratories from 1981 to 1991. Mr. Guzzi was a State Representative in the Massachusetts Legislature from 1971 to 1974 and the Massachusetts Secretary of State from 1975 to 1978. Mr. Guzzi serves as a Trustee of the Citi Center for the Performing Arts and the Vice Chairman of Blue Cross Blue Shield of Massachusetts. Mr. Guzzi is also a Board member of the Partners HealthCare Corporation and serves as an Advisory Board member for The Boston Club. Mr. Guzzi has served as a Director of our Company since April 2004.

Nancy L. Leaming	68	Ms. Leaming has been an independent consultant since 2005. From June 2003 to June 2005, Ms. Leaming was the Chief Executive Officer and President of Tufts Health Plan, a provider of healthcare insurance. Prior to that, Ms. Leaming served as Tufts Health Plan’s President and Chief Operating Officer since 1998, the Chief Operating Officer from 1995 to 1998 and the Chief Operating Officer/Chief Financial Officer from 1986 to 1995. Prior to joining Tufts Health Plan, Ms. Leaming held a variety of management positions in managed care and banking, including Chief Financial Officer of Matthew Thornton Health Plan. Ms. Leaming currently serves as a director of Biogen Idec and Hologic, Inc. Ms. Leaming joined our Board in December 2005.

Michael R. Loeb	59	Mr. Loeb has been the President and CEO of Loeb Enterprises, a New York-based business development lab, since 2005. Mr. Loeb was the President and Chief Executive Officer of the Synapse Group, Inc., a wholly-owned subsidiary of Time Warner, from 1997 to December 2005. Prior to co-founding the Synapse Group, Inc. and becoming its President in 1991, Mr. Loeb had an eight-year career at Time Warner, where he held a number of positions including Consumer Marketing Director for Sports Illustrated and Vice President of Consumer Marketing of Entertainment Weekly. At Time Warner, he also helped introduce SI for Kids. Mr. Loeb was also responsible for starting the direct response division of Deutsch Agency immediately prior to co-founding the Synapse Group, Inc. Mr. Loeb has served as a Director of our Company since April 2000.

CORPORATE GOVERNANCE

Board and Board Committee Matters

The Board currently consists of six directors. Wayne Wilson, Paul E. Flynn, Paul Guzzi, Nancy L. Leaming and Michael R. Loeb are all “Independent” directors under the NASDAQ listing standards. In addition, Daniel O’Connell, who served on our Board from August 2009 through the 2014 Annual Meeting of Stockholders, was also considered “Independent” under the NASDAQ listing standards.

As required by the NASDAQ listing standards and our Company’s Corporate Governance Guidelines, the Board must be composed of a majority of Independent directors. The Corporate Governance Guidelines and committee charters are reviewed annually and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices. Mr. Wilson serves as the Company’s lead independent director. The lead independent director is responsible for coordinating the activities of the non-management directors, coordinating with the Chairman to set the agenda for Board meetings, chairing meetings of the non-management directors, and leading the Board’s review of the Chief Executive Officer (“CEO”).

The Board currently has three standing committees consisting of: the Governance and Nominating Committee, the Compensation Committee and the Audit Committee. No member of the Audit, Compensation or Governance and Nominating Committee is an employee of the Company or its subsidiaries, and all are independent as defined by the NASDAQ listing standards. Each of the Audit, Compensation and Governance and Nominating Committees has a written charter approved by the Board of Directors. The Board has also adopted Corporate Governance Guidelines, which along with the committee charters provide the framework for the governance of the Company. The committee charters and the Guidelines as well as the Company’s Code of Conduct and Ethics, which applies to all directors, officers and employees, are available under “Corporate Governance” in the Investor Relations section of our Company’s website at www.edgewater.com.

The current members of the Committees are identified below:

Director	Governance and Nominating	Compensation	Audit
Paul E. Flynn		X	X
Paul Guzzi	X (Chair)
Michael Loeb	X
Nancy L. Leaming		X	X (Chair)
Wayne Wilson	X	X (Chair)	X

Governance and Nominating Committee. The current members of the Governance and Nominating Committee are directors Guzzi, who chairs the committee, Loeb and Wilson. Each of these directors is Independent as defined under applicable NASDAQ listing requirements. This Committee’s responsibilities include the selection of potential candidates for the Board and the development and annual review of our Company’s Corporate Governance Guidelines.

Compensation Committee. The current members of the Compensation Committee are directors Wilson, who chairs the committee, Flynn and Leaming. Each of these directors is Independent as defined under applicable NASDAQ listing requirements. The Compensation Committee is responsible for discharging the responsibilities of the Board with respect to the compensation of our executive officers. The Compensation Committee sets performance goals and objectives for the Chief Executive Officer and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the Compensation Committee has retained the services of a compensation consultant and considers recommendations from the Chief Executive Officer with respect to goals and compensation of the other executive officers. The Compensation Committee assesses the information it receives in accordance with its business judgment. The Compensation Committee also periodically reviews director compensation. All decisions with respect to executive and director compensation are approved by the Compensation Committee and, in the case of director compensation, ratified by the Board.

Audit Committee. The current members of the Audit Committee are directors Leaming, who chairs the committee, Flynn and Wilson. The Board of Directors has determined that all members of the Audit Committee satisfy the financial literacy requirements of the NASDAQ listing standards and are Independent as defined under the NASDAQ listing requirements and applicable SEC rules. In addition, our Board of Directors has determined that each Audit Committee member qualifies as an “Audit Committee Financial Expert” as defined under SEC rules. The Audit Committee is primarily concerned with the accuracy and effectiveness of the audits of our Company’s financial statements by our independent registered public accountants. Its duties include, among other things: (1) selecting and retaining our independent registered public accounting firm; (2) reviewing the scope of the audit to be conducted by our independent registered public accountants, as well as the results of their audit; (3) approving non-audit services provided to our Company by the independent registered public accountants; and (4) appraising our financial reporting activities, including our Annual Report on Form 10-K and the accounting standards and principles followed. The Audit Committee’s procedures for the pre-approval of audit and permitted non-audit services are described in “Item 4: Ratification of the Auditor Appointment.” For more information on the Audit Committee, refer to the “Report of the Audit Committee” included elsewhere herein.

Number of Meetings of the Board of Directors and Attendance in 2014

During fiscal 2014, our Board and various Board Committees held the following number of meetings and took the following action by written consent: Board of Directors, seven meetings (three of which were regular meetings, three were special meetings and one was the Annual Meeting) and no action by written consent; Audit Committee, eight meetings and no action by written consent; Compensation Committee, six meetings and one action by written consent; Governance and Nominating Committee, four meetings and no action by written consent. No director attended fewer than 75% of the aggregate Board meetings and Board Committee meetings on which that director served. In addition, the Board met four times during 2014 in executive session without Ms. Singleton or other members of management present.

Compensation Committee Interlocks and Insider Participation

During 2014, Messrs. Flynn, O’Connell and Wilson and Ms. Leaming served as members of the Compensation Committee. No member of the Compensation Committee is or has ever been one of our officers or an employee of the Company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Director Nomination Process

Our Board of Directors has adopted a Governance and Nominating Committee Charter and Corporate Governance Guidelines, each of which includes director nomination policies and provisions that are intended to describe the process by which candidates for possible inclusion in the Company’s recommended slate of director nominees are selected. The nomination policies are administered by the Governance and Nominating Committee of the Board of Directors. The Corporate Governance Guidelines are posted on the Company’s website at www.edgewater.com.

The Board of Directors does not currently prescribe any minimum qualifications for director candidates. Consistent with the criteria for the selection of directors approved by the Board of Directors, the Governance and Nominating Committee will take into account our current needs and the expertise needed for board service, including experience and achievement in business, finance, technology or other areas relevant to our activities; reputation, ethical character and maturity of judgment; diversity of viewpoints, backgrounds and experiences;

absence of conflicts of interest including competitive conflict that might impede the proper performance of the responsibilities of a director; independence under SEC and NASDAQ listing standards; service on other boards of directors; sufficient time to devote to Board matters; and ability to work effectively and collegially with other Board members. In the case of incumbent directors, the Governance and Nominating Committee will review such directors’ overall service during their term, including the number of meetings attended, level of participation, and quality of performance during their term. For those potential new director candidates who appear upon first consideration to meet the Board’s selection criteria, the Governance and Nominating Committee will conduct appropriate inquiries into their background and qualifications and, depending on the result of such inquiries, arrange for in-person meetings with the potential candidates. Although the Company does not maintain a separate policy regarding the diversity of the Board, during the director selection process the Governance and Nominating Committee does consider issues of diversity, such as occupation, gender, race and origin, when evaluating directors for nomination.

The Governance and Nominating Committee may use multiple sources for identifying director candidates, including its own contacts and referrals from other directors, members of management, the Company’s advisors, and executive search firms. The Governance and Nominating Committee will consider director candidates recommended by stockholders and will evaluate such director candidates in the same manner in which it evaluates candidates recommended by other sources. In making recommendations for director nominees for the Annual Meeting of Stockholders, the Governance and Nominating Committee will consider any written recommendations of director candidates by stockholders received by the Corporate Secretary of the Company in accordance with our Amended and Restated Bylaws not less than sixty (60) nor more than ninety (90) days prior to the anniversary of our previous year’s Annual Meeting of Stockholders. Recommendations must include the candidate’s name and contact information and a statement of the candidate’s background and qualifications, and must be mailed to Governance and Nominating Committee, Edgewater Technology, Inc., 200 Harvard Mill Square, Suite 210, Wakefield, MA 01880, Attn: Corporate Secretary.

The nomination policies are intended to provide a flexible set of guidelines for the effective functioning of our director nominations process. The Governance and Nominating Committee reviews periodically the nomination policies and anticipates that modifications may be necessary from time to time as our needs and circumstances evolve, and as applicable legal or listing standards change. The Governance and Nominating Committee may amend, with the approval of our Board of Directors, the nomination policies included in the Corporate Governance Guidelines at any time, in which case the most current version will be available on our website at www.edgewater.com.

Director Qualifications

The Governance and Nominating Committee reviews annually with the Board the composition of the Board as a whole and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations. The Governance and Nominating Committee is responsible for ensuring that the composition of the Board accurately reflects the needs of the Company’s business and, in furtherance of this goal, proposing the addition of members and the necessary resignation of members for purposes of achieving this goal. In connection with the director nominations for the 2015 Annual Meeting, the Committee also considered the nominees’ roles in assisting with development and implementation of the Company’s strategic plan.

The Board of Directors believes that each director nominee brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, private equity, finance, marketing and international business. Set forth below are the particular experiences, qualifications, attributes or skills, which led the Company’s Board of Directors to conclude that each director nominee should serve as a director of the Company.

Ms. Singleton, a director since 2001 and the Company’s President and Chief Executive Officer, is the co-founder of Edgewater and has extensive knowledge of the Company’s business, personnel and strategic direction. Ms. Singleton’s long-standing history with, and knowledge of, the Company and more than 30 years of information technology industry experience, led the Governance and Nominating Committee to conclude that her skills and background continue to fit the needs of the Board of Directors and qualified her to continue to serve as a director of the Company.

Mr. Wilson, a director since 2003 and the Company’s Lead Independent Director, has an extensive background in business, public accounting and corporate governance matters. He was a partner in one of the world’s largest accounting firms and the President of PC Connection, Inc., a Fortune 1000, direct marketer of information technology products and services. Additionally, Mr. Wilson has served on the boards of several public companies and has chaired several audit committees. He qualifies as an “audit committee financial expert” as defined under SEC rules. Mr. Wilson’s long-standing history with, and knowledge of, the Company, leadership abilities and substantial knowledge of the financial, corporate governance and other matters affecting public companies led the Governance and Nominating Committee to conclude that his skills and background continue to fit the needs of the Board of Directors and qualified him to continue to serve as a director of the Company.

Mr. Flynn, a director since 2005, has worked in the banking industry since 1974, most recently as an Executive Vice President of People’s United Bank, a publicly traded financial services company. He also qualifies as an “audit committee financial expert” as defined under SEC rules. Mr. Flynn’s extensive banking background, understanding of financial matters and broad operational experience led the Governance and Nominating Committee to conclude that his skills and background fit the needs of the Board of Directors and qualified him to continue to serve as a director of the Company.

Mr. Guzzi, a director since 2004, currently serves as the President of the Boston Chamber of Commerce and has an extensive business background. Mr. Guzzi’s long-standing history with, and knowledge of, the Company, as well as his experience with other technology companies and extensive business network led the Governance and Nominating Committee to conclude that his managerial and operational experience coupled with his access to business and community leaders fit the needs of the Board of Directors and qualified him to continue to serve as a director of the Company.

Ms. Leaming, a director since 2005, has extensive management and leadership experience, having served as an executive officer of various companies and on the boards of other public companies. She has served in various executive management positions, including being the President and Chief Executive Officer of Tufts Health Plan, a provider of healthcare insurance. Ms. Leaming has well-developed leadership skills and provides insights into the healthcare reimbursement and payor market. Additionally, she qualifies as an “audit committee financial expert” as defined under SEC rules. Ms. Leaming’s extensive management experience, understanding of financial issues and knowledge of matters affecting public companies led the Governance and Nominating Committee to conclude that her skills fit with the needs of the Board of Directors and qualified her to continue to serve as a director of the Company.

Mr. Loeb, a director since 2000, has extensive management and leadership experience in early-stage companies. Currently, Mr. Loeb is the President and CEO of Loeb Enterprises, a New York-based business development lab. Prior to this, he was the co-founder, President and Chief Executive Officer of the Synapse Group, Inc., a wholly-owned subsidiary of Time Warner. Mr. Loeb’s solid foundation in strategic development combined with extensive experience in executing initiatives for growth led the Governance and Nominating Committee to conclude that his skills and background fit the needs of the Board of Directors and qualified him to continue to serve as a director of the Company.

Leadership Structure

Combining Chairman and Chief Executive Officer Roles. Our Board of Directors is committed to the principle of independence from management and to the highest standards of corporate governance. None of our directors is a current or former employee of Edgewater except our Chairman, Ms. Singleton. Our Governance and Nominating, Audit and Compensation Committees are composed entirely of independent directors. Our Corporate Governance Guidelines further reflect our strong commitment to independence. In these Guidelines, our Board of Directors has adopted a flexible policy regarding the issue of whether the positions of Chairman and Chief Executive Officer should be separate or combined. This policy allows the Board to evaluate regularly whether the Company is best served at any particular time by having our Chief Executive Officer or another director hold the position of Chairman. If the position of Chairman is not held by an independent director, an independent lead director is elected with powers virtually identical to those of an independent Chairman.

When the Board selected Ms. Singleton as Chairman, it also reaffirmed the strong role of the lead independent director, whose specific duties are described in the “Corporate Governance” section of this proxy statement. The powers and duties of Chairman and lead independent director differ only in that the Chairman presides over the normal business portion of the meetings of the Board. Since the lead independent director may call for an executive session of independent directors at any time, and has joint control over the agenda and the information provided to directors for Board meetings, the Board does not believe that the ability to preside over the normal Board meeting business sessions limits the ability of the Board to have open exchanges of views, and to address any issues the Board chooses, independently of the Chairman. In addition, much of the work of the Board is conducted through its committees, none of which is chaired by the Chairman of the Board.

At this time, the Board believes there are a number of important advantages to combining the positions of Chairman and Chief Executive Officer. The Chief Executive Officer is the director most familiar with our business and industry and is most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. The Company’s independent directors bring experience, oversight and expertise from outside the Company and industry, while the Chief Executive Officer brings Company-specific experience and expertise. Combining the Chief Executive Officer and Chairman positions creates a firm link between management and the Board, promotes the development and implementation of corporate strategy and facilitates information flow between management and the Board, which are essential to effective governance. The Board currently believes that combining the roles of Chairman and Chief Executive Officer contributes to a more efficient and effective Board, does not undermine the independence of the Board, and certainly has no bearing on the ethical integrity of the directors.

Board of Directors’ Oversight of Risk

Our management bears responsibility for the management and assessment of risk at the Company on a daily basis. Management is also responsible for communicating the most material risks to the Board and its committees, who provide oversight of the risk management practices implemented by management. Our full Board provides oversight for risk management, except for the oversight of risks that have been specifically delegated to a committee. Even when the oversight of a specific area of risk has been delegated to a committee, the full Board may maintain oversight over such risks through the receipt of reports from the committee. In addition, the full Board may assume oversight over a particular risk, even if the risk was initially overseen by a committee, when the Board deems it appropriate. The Board and committee reviews occur principally through the receipt of regular reports from Company management on these areas of risk and discussions with management regarding risk assessment and risk management.

Committees. The Audit Committee maintains initial oversight over risks related to the integrity of the Company’s financial statements, internal control over financial reporting and disclosure controls, the performance of the Company’s independent registered public accounting firm and the operation of the Company’s ethics program. The Company’s Compensation Committee maintains initial oversight of risks related to the Company’s compensation practices, including practices related to equity programs, other executive or Company-wide incentive programs and hiring and retention. The Governance and Nominating Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to independence of Board members and compliance with SEC rules and NASDAQ listing standards with respect to Board and committee composition.

Full Board. At its regularly scheduled meetings, the Board generally receives a number of reports which include information relating to specific risks faced by the Company. As appropriate, the Company’s Chief Executive Officer or other members of senior management provide operational reports, which include risks relating to the Company’s business. At each regularly scheduled Board meeting, the full Board also receives reports from committee chairpersons, which may include a discussion of risks initially overseen by the committees for discussion and input from the full Board. As noted above, in addition to these regular reports, the Board receives reports on specific areas of risk from time-to-time, such as cyclical or other risks that are not covered in the regular reports given to the Board.

Compensation of Outside Directors

Annual Cash Compensation. Each of the Company’s non-employee directors receives an annual cash retainer of $20,000, payable in four quarterly installments. Each Board member is eligible to receive an additional $1,500 meeting fee for attendance at each meeting above six (6) Board meetings per year. In addition, the following Committee retainer amounts are payable to Committee members.

The Audit Committee Chair receives an annual retainer of $30,000 per year, while Audit Committee members are entitled to receive an annual retainer of $12,500. Each Audit Committee member is eligible to receive an additional $1,000 meeting fee for attendance at each meeting above eight (8) Audit Committee meetings per year. The annual retainers are paid in four quarterly installments and are in addition to the annual cash retainer for non-employee directors described above.

The Compensation Committee Chair receives an annual retainer of $25,000 per year, while Compensation Committee members are entitled to receive an annual retainer of $12,500. Each Compensation Committee member is eligible to receive an additional $1,000 meeting fee for attendance at each meeting above six (6) Compensation Committee meetings per year. The annual retainers are paid in four quarterly installments and are in addition to the annual cash retainer for non-employee directors described above.

The Governance and Nominating Committee Chair receives an annual retainer of $20,000 per year, while Governance and Nominating Committee members are entitled to receive an annual retainer of $7,500. Each Governance and Nominating Committee member is eligible to receive an additional $1,000 meeting fee for attendance at each meeting above the estimated four (4) Governance and Nominating Committee meetings per year. The annual retainers are paid in four quarterly installments and are in addition to the annual cash retainer for non-employee directors described above.

The Board’s Lead Independent Director receives a cash retainer of $10,000, payable in four quarterly installments, in addition to the annual cash retainer for non-employee directors described above. Additionally, the Lead Independent Director is entitled to receive all applicable Committee fees, as described above.

Stock Options and Share-Based Awards. Following initial election to the Company’s Board of Directors, non-employee directors are eligible to receive a nonqualified stock option to purchase shares (set at a fixed amount of 20,000 stock options). Following initial election, on the date of each annual stockholders’ meeting thereafter, each outside director that was reelected is eligible to receive additional nonqualified stock options (set at a fixed amount of 5,400 stock options) and share-based awards (set at 2,700 shares) (the “Annual Grant”).

The Annual Grant combination of stock options and share-based awards serves to better align the interests of our directors with the interests of our stockholders and the mix of equity grants provided to the Company’s Named Executive Officers, as well as reduce the annual burn rate of equity awards from existing equity plans and mitigate stock option overhang.

The Board compensation guidelines described above are designed to (a) compensate Committee members through Committee cash retainers in order to provide compensation commensurate with relevant service level commitments for Committee service and (b) set overall Board compensation at a level that is competitive with market norms and peer group median levels, in order to enable the Company to attract potential new directors and provide market-based remuneration for existing directors.

Non-Equity Incentive Plan Compensation. We do not provide Non-Equity Incentive Compensation to our directors.

Pension Benefits. We do not have a pension plan and therefore, do not offer any such pension arrangements to our directors.

Outside Directors Compensation Table for 2014

The following table provides compensation information for the year ended December 31, 2014 for each non-employee member of our Board of Directors:

Director	(1) Fees Earned or Paid In Cash	(2) (3) Stock Awards	(2) (3) Option Awards	Non-Equity Incentive Plan Compensation	Change In Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Paul E. Flynn	$46,500	$20,250	$14,904	$—	$—	$—	$81,654
Paul Guzzi	41,500	20,250	14,904	—	—	—	76,654
Nancy L. Leaming	64,000	20,250	14,904	—	—	—	99,154
Michael R. Loeb	29,000	20,250	14,904	—	—	—	64,154
Daniel O’Connell	22,500	—	—	—	—	—	22,500
Wayne Wilson	76,500	20,250	14,904	—	—	—	111,654

(1)	Represents the aggregate dollar amount of all fees earned or paid in cash for services as a director, including quarterly retainer fees and committee membership, chairmanship and/or Lead Independent Director fees as described above.
(2)	On June 4, 2014, each of the non-employee directors received both an option award to purchase 5,400 shares of the Company’s common stock with a grant date fair value of $2.76 per share and a restricted share award representing 2,700 shares of the Company’s common stock with a grant date fair value of $7.51 per share. The amounts in these columns represent the grant date fair value of such share-based awards (the only awards issued in 2014 to our non-employee directors). The reported amounts are calculated in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standard Codification Topic 718, “Compensation—Stock Compensation (“ASC Topic 718”). See Note 10 to the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 regarding assumptions underlying the valuation of the Company’s equity awards.
(3)	As of December 31, 2014, the aggregate number of unvested stock awards and unexercised stock option awards outstanding totaled 1,350 and 75,000, respectively, for each non-employee director.

Stockholder Communications with the Board

The Board of Directors welcomes communications from stockholders. Parties interested in the Company and the operation of the Board or its Committees, in addition to contacting management, may contact the Chairman of the Board, the Lead Independent Director or the Independent directors as a group by directing requests for such contact through the Company’s Corporate Secretary at “Board of Directors/Non-Employee Directors, Edgewater Technology, Inc., 200 Harvard Mill Square, Suite 210, Wakefield, MA 01880, Attn: Corporate Secretary”. Communications by e-mail should be addressed to board@edgewater.com and marked

“Attention: Corporate Secretary” in the “Subject” field. Requests for contact, except for those stockholder communications that are outside the scope of Board matters or duplicative of other communications by the applicable stockholder and previously forwarded to the intended recipient, shall be directed by the Company’s Corporate Secretary to (a) the intended recipient or (b) the Lead Independent Director (or Chairman of the Board, if such Chairman is an Independent director), who shall, subject to advice and assistance from the Company’s legal advisors, (i) be primarily responsible for monitoring communications from shareholders and other interested parties and (ii) provide copies or summaries of such communications to the other directors as he or she considers appropriate.

Annual Meeting Attendance

Directors are required, absent compelling circumstances, to attend our Annual Meeting of Stockholders. All directors attended our 2014 Annual Meeting of Stockholders.

Code of Ethics

The Company has adopted a code of ethics that applies to our directors, officers and employees. This code of ethics (which we refer to as a “code of conduct”) may be accessed and reviewed through the Company’s website at www.edgewater.com. Any amendments to, or waivers from, any provisions of the code of conduct which apply to our principal executive officer, principal financial officer, principal accounting officer or controller, or any person performing similar functions, will be disclosed on our website promptly following the date of any such amendment or waiver.

ITEM 2—APPROVAL OF THE PROPOSED AMENDMENT TO THE 2008 ESPP

General

Our shareholders originally approved the 2008 ESPP in June 2008 and approved an amendment increasing the authorized shares thereunder in June 2011. As of April 13, 2015, there were 131,714 shares available for purchase under the 2008 ESPP. On April 14, 2015, the Board of Directors approved an amendment to the 2008 ESPP to increase the authorized number of shares of common stock available for sale thereunder by 500,000 shares and to reserve the additional shares for issuance thereunder, bringing the total number of shares of common stock subject to the 2008 ESPP to 1,700,000 (the “Amended 2008 ESPP”). This amendment, which is subject to the approval of our shareholders, would have the effect of increasing the current remaining available shares from 131,714 to 631,714.

The following description of the Amended 2008 ESPP is not intended to be complete and is qualified in its entirety by the complete text of the Amended 2008 ESPP (as proposed to be amended), which is attached to this Proxy Statement as Appendix A.

Summary of Amended 2008 ESPP

Purpose of the Amended 2008 ESPP

The purpose of the Amended 2008 ESPP is to provide eligible employees of the Company and its subsidiaries, who wish to become stockholders, an opportunity to purchase common stock of the Company. The Board of Directors of the Company believes that employee participation in stock ownership will be to the mutual benefit of the employees and the Company.

Administration

The Board of Directors has appointed a committee (the “ESPP Committee”), which has been granted the authority and power to administer the Amended 2008 ESPP and to make, adopt, construe, and enforce rules and regulations not inconsistent with the provisions of the Amended 2008 ESPP. The ESPP Committee is authorized to adopt and prescribe the contents of all forms required in connection with the administration of the Amended 2008 ESPP, including, but not limited to, the purchase agreement (the “Purchase Agreement”), payroll withholding authorizations, withdrawal documents, and all other notices required hereunder. The ESPP Committee has the fullest discretion permissible under law in the discharge of its duties. The ESPP Committee’s interpretations and decisions in respect of the 2008 ESPP, the rules and regulations pursuant to which it is operated, and the rights of participants thereunder are final and conclusive. The Company pays all administrative expenses associated with the operation of the Amended 2008 ESPP.

Eligibility; Participation

Any person employed as an employee of the Company (or a subsidiary designated as an employer under the Amended 2008 ESPP) who does not own five percent or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary will be eligible to participate in the Amended 2008 ESPP (an “Eligible Employee”). Any Eligible Employee may elect to participate in the Amended 2008 ESPP and may become a Participant by executing and filing with the ESPP Committee a Purchase Agreement at such time in advance of the effective date of the election as the ESPP Committee shall prescribe. An Eligible Employee’s initial election to participate in the Amended 2008 ESPP may be made at any time after he or she first becomes eligible to participate in the Amended 2008 ESPP and shall be effective as soon as practicable after the Eligible Employee submits the necessary documentation to the ESPP Committee. A Participant’s Purchase Agreement shall remain in effect until modified or canceled in accordance with the further terms of this 2008 ESPP, as hereinafter set forth. As of April 13, 2015, approximately 431 persons were eligible to participate in the Amended 2008 ESPP.

Reservation of Shares

The maximum number of shares of common stock which may be purchased under the Amended 2008 ESPP, as amended hereby, will be 1,700,000 shares, subject to adjustment in accordance with the anti-dilution provisions hereinafter set forth. Except for anti-dilution adjustments, the aggregate number of shares of common stock that may be purchased under the Amended 2008 ESPP shall not exceed the number of shares of common stock reserved for issuance under the Amended 2008 ESPP.

Offering Periods

The Amended 2008 ESPP will be implemented during offering periods beginning every three months during the term of the Amended 2008 ESPP, commencing January 1st, April 1st, July 1st and October 1st of each year.

Purchase Price

Generally, the Purchase Price per share of the common stock sold to Participants pursuant to any offering hereunder shall be the lower of (i) 85% of the Market Value (defined below) per share on the first day of the three-month Offering Period or (ii) 85% of the Market Value per share on the last day of the three month Offering Period (the “Purchase Date”). Notwithstanding the foregoing, the Board of Directors may determine that the Purchase Price shall be the Market Value, or a percentage of the Market Value on either of such dates or the lower of such dates, so long as such percentage shall not be lower than 85% of such Market Value. “Market Value” generally means the fair market value of a share of our common stock on a given date, as determined generally by reference to the closing sales price as reported on the NASDAQ Stock Market for such date.

Payment of Purchase Price; Payroll Deductions

The Purchase Price for all shares of common stock purchased by a Participant under the Amended 2008 ESPP shall be paid out of the Participant’s authorized payroll deductions. All payroll deductions received or held by the Company may be used for any corporate purpose.

A Participant may voluntarily cease his or her participation in the Amended 2008 ESPP and stop payroll deductions at any time by filing a notice of cessation of participation on such form and at such time in advance of the effective date as the Committee shall prescribe. Notwithstanding anything in the Amended 2008 ESPP to the contrary, if a Participant ceases to be an Eligible Employee, his or her participation automatically shall cease and no further purchase of common stock shall be made for such Participant thereunder. Payroll deductions shall commence on the first payroll following the offering date, and shall continue at the same rate until the end of the offering period unless sooner terminated as provided in the Amended 2008 ESPP.

Exercise of Purchase Privilege

Each Participant shall be granted an option to purchase shares of common stock as of the first day of each Purchase Period at the Purchase Price. The option shall continue in effect through the Purchase Date for the Purchase Period. The Participant shall be automatically deemed to have exercised his or her option to purchase shares of common stock on the Purchase Date, unless he or she notifies the Committee, in such manner and at such time in advance of the Purchase Date as the Committee shall prescribe, of his or her desire not to make such purchase.

The maximum number of shares which a Participant may purchase during a Purchase Period is 4,000 shares or such other number as the Committee establishes before the beginning of the Purchase Period. There shall be purchased for the Participant on such Purchase Date at the Purchase Price for such Purchase Period the largest number of whole and fractional shares of common stock as can be purchased with the amounts withheld from the Participant’s compensation during the Purchase Period. Each such purchase shall be deemed to have occurred on the Purchase Date occurring at the close of the Purchase Period for which the purchase was made.

Notwithstanding the foregoing, a Participant may not purchase shares of common stock having an aggregate Market Value of more than $25,000, determined at the beginning of each Purchase Period, for any calendar year in which one or more such offerings are outstanding at any time, and a Participant may not purchase a share of common stock under any offering after the expiration of the Purchase Period for such offering.

Discontinuance of Participation

A Participant may voluntarily cease his or her participation in the Amended 2008 ESPP and stop payroll deductions at any time by filing a notice of cessation of participation on such form and at such time in advance of the effective date as the ESPP Committee shall prescribe. Notwithstanding anything in the Amended 2008 ESPP to the contrary, if a Participant ceases to be an Eligible Employee, his or her participation automatically shall cease and no further purchase of common stock shall be made for such Participant under the Amended 2008 ESPP.

Certain Transactions

Subject to any required stockholder action, if the Company is the surviving or resulting corporation in any merger or consolidation, any offering shall apply to the shares of stock of the Company. In the event of a dissolution or liquidation of the Company, or a merger or consolidation in which the Company is not the surviving or resulting corporation, the Amended 2008 ESPP and any offering will terminate upon the effective date of such transaction and the balance of any amounts withheld from the Participant’s compensation not yet applied to the purchase of common stock will be returned to the Participant.

Anti-Dilution Provisions

The aggregate number of shares of common stock reserved for purchase under the Amended 2008 ESPP, as hereinabove provided, and the calculation of the Purchase Price per share may be appropriately adjusted to reflect any increase or decrease in the number of issued shares of common stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend, or other increase or decrease in such shares, if effected without receipt of consideration by the Company. Any such adjustment shall be made by the ESPP Committee acting with the consent of, and subject to the approval of, the Board of Directors.

Non-Alienation

The right to purchase shares of common stock under the Amended 2008 ESPP is personal to the Participant, is exercisable only by the Participant during the Participant’s lifetime except as hereinafter set forth, and may not be assigned or otherwise transferred by the Participant. Notwithstanding the foregoing, there shall be delivered to the executor, administrator or other personal representative of a deceased Participant such shares of common stock and such residual amounts as may remain to the Participant’s credit from amounts withheld from the Participant’s compensation as of the Purchase Date occurring at the close of the period in which the Participant’s death occurs, including shares of common stock purchased as of that date or prior thereto with moneys withheld from the Participant’s compensation.

Amendment of the Plan

The Board of Directors (or its delegate) may amend or terminate the Amended 2008 ESPP at any time; provided, however, that the Board of Directors (or its delegate) shall not amend the Amended 2008 ESPP without stockholder approval if such approval is required by section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

Expiration and Termination of the 2008 ESPP

The Amended 2008 ESPP will continue in effect for ten years from October 1, 2008, unless terminated prior thereto pursuant to the provisions of the Amended 2008 ESPP or pursuant to action by the Board of Directors, which will have the right to terminate the Amended 2008 ESPP at any time without prior notice to any Participant and without liability to any Participant. Upon the expiration or termination of the Amended 2008

ESPP, the balance, if any, then standing to the credit of each Participant from amounts withheld from the Participant’s compensation which had not, by such time, been applied to the purchase of common stock shall be refunded to the Participant.

Internal Revenue Code Considerations

The Amended 2008 ESPP is intended to constitute an “employee stock purchase plan” within the meaning of section 423 of the Code.

Summary of U.S. Federal Income Tax Consequences to the Company and to Participants in the ESPP

There is generally no federal income tax consequence to the Company or to the Participant upon the grant of an option under the 2008 ESPP. Similarly, there is no federal income tax consequence to the Company or to the Participant upon the Participant’s exercise of the option to purchase shares under the 2008 ESPP. The Purchase Price paid by each Participant for the shares is made with “after-tax” dollars through payroll deductions; all amounts deducted from payroll and transferred to the 2008 ESPP continue to be reflected as ordinary taxable wage income to the Participant, as and when such amounts would otherwise have been paid to the Participant. Upon a Participant’s sale of the shares, provided that such sale takes place at least 12 months after the Participant’s purchase of the shares, and at least 24 months after the grant of the option, the Participant generally will realize long-term capital gains (or losses) in the amount by which the proceeds of the sale exceed (or are less than) the Market Value of the shares on the date of exercise. In addition, that portion of the sale proceeds which represents the excess of the Market Value of the shares over the purchase price paid at the time of exercise, generally will be taxable as ordinary income.

ERISA Considerations

The Amended 2008 ESPP is not intended and shall not be construed as constituting an “employee benefit plan,” within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

Withholding of Taxes

All acquisitions of common stock under the Amended 2008 ESPP shall be subject to applicable federal, state and local tax withholding requirements if the Internal Revenue Service or other taxing authority requires such withholding. The Company may require that Participants pay to the Company (or make other arrangements satisfactory to the Company for the payment of) the amount of any federal, state or local taxes that the Company is required to withhold with respect to the purchase of common stock or the sale of common stock acquired under the Amended 2008 ESPP, or the Company may deduct from the Participant’s wages or other compensation the amount of any withholding taxes dues with respect to the purchase of common stock or the sale of common stock acquired under the Amended 2008 ESPP.

Vote Required

If a quorum is present, the affirmative vote of a majority of the votes cast on the proposal will be required to approve the proposed amendment to the Amended 2008 ESPP. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Recommendation of the Board

Our Board of Directors recommends that you vote “FOR” the proposed amendment to the 2008 ESPP.

STOCK OWNERSHIP

Beneficial Ownership of Certain Stockholders, Directors and Executive Officers

The following table provides information, as of April 13, 2015, about the beneficial ownership of our Company’s common stock by: (1) the persons known to us to be beneficial owners of more than 5% of our Company’s outstanding common stock; (2) our directors; (3) each Named Executive Officer (as defined under “Compensation of Named Executive Officers”); and (4) our directors and executive officers as a group. To the best of our knowledge, each such person has sole voting and investment power over the shares shown in this table, except as otherwise indicated. As of April 13, 2015, there were 1,542 record holders and 11,610,185 outstanding shares of our Company’s common stock.

	Beneficial Ownership
Principal Stockholders	Number of Shares	Percent of Total (1)
GAMCO Investors, Inc., et al. (2) One Corporate Center Rye, New York 10580-1435	2,214,359	19.1%

Ariel Investments, LLC (3) 200 E. Randolph Drive, Suite 2900 Chicago, Illinois 60601	1,832,030	15.8%

Dimensional Fund Advisors LP (4) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	980,932	8.4%

Directors and Executive Officers (5)
Shirley Singleton (6)	858,281	7.0%
David Clancey (6)	814,181	6.7%
Robin Ranzal-Knowles (6)	437,814	3.7%
Timothy R. Oakes (6)	308,612	2.6%
Wayne Wilson (6)	132,755	1.1%
Michael R. Loeb (6)	115,755	1.0%
Paul E. Flynn (6)	106,455	*
Nancy L. Leaming (6)	105,755	*
Kristin Zaepfel (6)	101,684	*
Paul Guzzi (6)	89,755	*
All Directors and Executive Officers as a Group (10 persons)	3,071,047	22.4%

*	Less than 1%.
(1)	The percentages shown with respect to any identified individual or group are calculated by dividing: (i) the sum of (a) the number of shares of common stock actually owned as of April 13, 2015 plus (b) the number of shares of common stock that may be acquired through the exercise of stock options within 60 days thereof (“Currently Exercisable Options”) by (ii) the sum of 11,610,185 shares of common stock outstanding as of April 13, 2015, plus the amount referenced in clause (i)(b) for such individual or group.
(2)	These securities are owned by various institutional investors, which include Mario J. Gabelli, Gabelli Funds, LLC, GAMCO Asset Management, Inc., MJG Associates, Inc., GGCP, Inc., GAMCO Investors, Inc. and Teton Advisors, Inc. (collectively “Gabelli”). Each of these entities holds certain of the shares for investment for one or more accounts over which it has shared, sole or both investment and/or voting power for its own account, or both. Information set forth above and in this note (2) is based on Gabelli’s Schedule 13D/Amendment No. 27 filing with the SEC on October 2, 2014.
(3)

These securities are owned by investment companies, trusts and accounts, to which Ariel Investments, LLC (“Ariel”) serves as investment advisor and manager with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Ariel is deemed to be a beneficial owner of such securities. Information set forth above and in this note (3) is based upon Ariel’s Schedule 13G/Amendment No. 6 filing with the SEC on February 13, 2015.
(4)	These securities are owned by investment companies, trusts and accounts, to which Dimensional Fund Advisors Inc. (“Dimensional”) serves as investment advisor and manager with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act Dimensional is deemed to be a beneficial owner of such securities; however, Dimensional expressly disclaims the fact that it is, in fact, the beneficial owner of such securities. Information set forth above and in this note (4) is based upon Dimensional’s Schedule 13G/Amendment No. 13 filing with the SEC on February 5, 2015).
(5)	The address of each of the directors and executive officers listed above is c/o Edgewater Technology, Inc., 200 Harvard Mill Square, Suite 210, Wakefield, Massachusetts 01880.
(6)	Includes the following shares subject to Currently Exercisable Options: Ms. Singleton 590,001; Mr. Clancey 559,001; Ms. Ranzal-Knowles 252,756; Mr. Oakes 255,834; Mr. Wilson 75,000; Mr. Loeb 55,000; Mr. Flynn 75,000; Ms. Leaming 75,000; Ms. Zaepfel 58,834 and Mr. Guzzi 75,000.

Stock Ownership Guidelines

The Company’s Compensation Committee has established stock ownership guidelines for the Company’s Directors and Named Executive Officers, which are described in detail under “Compensation Discussion and Analysis—Stock Ownership Guidelines.”

Section 16(a) Beneficial Ownership Reporting Compliance

Under the U.S. securities laws, directors, executive officers and persons holding more than 10% of Edgewater Technology, Inc.’s common stock must report their initial ownership of the common stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this proxy statement those persons who did not file these reports when due. Based solely on our review of the copies of these forms received by us or written representations furnished to us, we believe that, for the reporting period covering our 2014 fiscal year, our executive officers and directors complied with all their reporting requirements under Section 16(a) for this fiscal year.

EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

The Edgewater Technology, Inc. Amended and Restated 1996 Stock Option Plan (the “1996 Plan”) allowed for grants of incentive and non-qualified stock options covering up to fifteen percent (15%) of our outstanding common stock. The 1996 Plan expired on June 30, 2006; thus, no further grants may be awarded, but options awarded under the 1996 Plan remain outstanding, subject to the terms of the 1996 Plan and any related option agreements.

The Edgewater Technology, Inc. Amended and Restated Plan (the “2000 Plan”) allows for grants of non-qualified stock options of up to 4,000,000 shares of our common stock. All employees and officers of our Company and its subsidiaries and directors of our Company, including outside directors, are eligible for grants of stock options under the 2000 Plan. Shares covering awards that are forfeited, expire, or canceled will again be available for issuance under the 2000 Plan. The exercise price of stock options granted under the 2000 Plan must be at least the fair market value of a share of stock on the date of grant. Since the 2000 Plan, as initially adopted, and as amended and restated in 2002, is a “Broad-Based Plan” under prior NASDAQ rules, stockholder approval was not required with respect to the 2000 Plan. However, if there is a material amendment to the 2000 Plan, stockholder approval with respect to such amendment would be required under current NASDAQ listing requirements.

The Edgewater Technology, Inc. 2003 Incentive Plan (the “2003 Plan”) allows for grants of non-qualified stock options and restricted share awards of up to 500,000 shares of our common stock. All employees and officers of our Company and its subsidiaries, but none of our Company’s outside directors, are eligible for the grant of non-qualified stock options or awards of restricted shares under the 2003 Plan. Since the 2003 Plan, as initially adopted, is a “Broad Based Plan” under prior NASDAQ rules, stockholder approval was not required with respect to the 2003 Plan. However, if there is a material amendment to the 2003 Plan, stockholder approval with respect to such amendment would be required under current NASDAQ listing requirements. The 2003 Plan expired on May 22, 2013; thus, no further grants may be awarded, but stock options and restricted share awards issued under the 2003 Plan remain outstanding, subject to the terms of the 2003 Plan and any related option agreements.

The Edgewater Technology, Inc. 2008 Omnibus Incentive Plan (the “2008 Plan”) allows for grants of stock options and other equity awards of up to 1,500,000 shares of our common stock. All employees and officers of our Company and its subsidiaries and directors of our Company, including outside directors, are eligible for grants of stock options under the 2008 Plan. The 2008 Plan was approved by our stockholders on June 11, 2008.

The 2008 ESPP allows for employee stock purchases of our Company’s common stock at eighty-five percent (85%) of the lower of our common stock price as of the first or last trading day of each quarter. The 2008 ESPP currently authorizes purchases for up to 1,200,000 shares of our common stock by our employees and continues in effect until October 1, 2018, unless earlier terminated. The 2008 ESPP was approved by our stockholders on June 11, 2008, and a subsequent amendment to the 2008 ESPP was approved on June 8, 2011.

The Edgewater Technology, Inc. 2012 Omnibus Incentive Plan (the “2012 Omnibus Plan”) currently allows for grants of stock options and other equity awards of up to 1,100,000 shares of our common stock. All employees and officers of our Company and its subsidiaries and directors of our Company, including outside directors, are eligible for grants of stock options and other equity awards under the 2012 Omnibus Plan. The 2012 Omnibus Plan was approved by our stockholders on June 6, 2012.

For additional information regarding the above plans, see Note 10 to our audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Equity Compensation Plan Table

The following table sets forth certain information as of December 31, 2014, for all of our Company’s equity compensation plans, which consist of the 1996 Plan, the 2000 Plan, the 2003 Plan, the 2008 Plan, the 2008 ESPP and the 2012 Omnibus Plan:

Plan Category	(A) Number of Shares to be Issued upon Exercise of Outstanding Stock Options	(B) Weighted-Average Exercise Price of Outstanding Stock Options	(C) Number of Shares Remaining Available for Issuance under Equity Compensation Plans (Excluding Shares Reflected in Column (A))
Equity Compensation Plans Approved by Stockholders:
1996 Plan (1)	33,980	$6.55	—
2008 Plan (2)	1,218,458	$3.21	19,702
2008 ESPP (3)	—	—	186,849
2012 Omnibus Plan (4)	514,500	$4.57	203,527

Equity Compensation Plans Not Approved by Stockholders:
2000 Plan (5)	1,932,295	$4.02	349,274
2003 Plan (6)	36,000	$3.73	—

Total	3,735,233	$3.85	759,352

(1)	Grants for shares of our common stock under the 1996 Plan were limited to 15% of our outstanding common stock. The 1996 Plan expired on June 30, 2006; thus, no further grants may be awarded, but options awarded prior to that date remain outstanding subject to the terms of the 1996 Plan and any related option agreements.
(2)	The 2008 Plan provides for grants of stock options, awards of restricted shares and other equity and non-equity awards. The 2008 Plan is limited to awards covering up to 1,500,000 shares of our Company’s common stock. No shares of restricted stock have been issued since the 2008 Plan was approved by the stockholders on June 11, 2008.
(3)	The 2008 ESPP, which became effective for the purchase period beginning October 1, 2008 and which was subsequently amended on June 8, 2011, provides for purchases by our employees of up to 1,200,000 shares of our common stock. As of December 31, 2014, a total of 1,013,151 shares of our common stock were purchased under the 2008 ESPP. Of the 186,849 shares remaining available for issuance as of December 31, 2014, 26,831 shares were issued in connection with the purchase period ended December 31, 2014.
(4)	The 2012 Omnibus Plan provides for grants of stock options, awards of restricted shares and other equity and non-equity awards. The 2012 Omnibus Plan is limited to awards covering up to 1,100,000 shares of our Company’s common stock. 216,180 shares of restricted stock have been issued since the 2012 Omnibus Plan was approved by the stockholders on June 6, 2012.
(5)	The 2000 Plan provides for grants of nonqualified stock options of our common stock. The 2000 Plan is limited to grants covering up to 4,000,000 shares of our common stock.
(6)	The 2003 Plan provided for grants of nonqualified stock options and restricted share awards for up to 500,000 shares of our common stock. The 2003 Plan expired on May 22, 2013; thus, no further grants may be awarded, but stock options and restricted share awards issued prior to that date remain outstanding subject to the terms of the 2003 Plan and any related share-based award agreements.

EXECUTIVE OFFICERS

Provided below are the names, ages and principal occupation or employment, for at least the last five years, for all of the persons who are our executive officers, including our Named Executive Officers.

Name	Age	Experience
Shirley Singleton	63	Chairman, President and Chief Executive Officer. For full biographical information, consult “Item 1—Election of Directors—Nominees for Election.”

David Clancey	59	Executive Vice President, Chief Strategy Officer and Chief Technology Officer of our Company since June 2006. Before assuming his current title, Mr. Clancey served as our Executive Vice President—Chief Technology Officer from 2001 to 2006 and as Edgewater Delaware’s Senior Vice President—Chief Technology Officer from 1992 until 2001. Mr. Clancey co-founded Edgewater Delaware in 1992 with Ms. Singleton. Prior to co-founding Edgewater Delaware, Mr. Clancey was a Systems Architect and Chief Technology Officer at Logica North America.

Timothy R. Oakes	47	Chief Financial Officer, Treasurer and Corporate Secretary of our Company since September 2009 and Chief Accounting Officer of our Company since July 2008. Mr. Oakes joined our Company as a Director of Finance in August 2004. Prior to joining Edgewater, Mr. Oakes was a Senior Director of Finance at Symmetricom, Inc. from September 2001 to August 2004. Prior to Symmetricom, Mr. Oakes held various financial management and operational reporting positions with companies in the biotechnology, manufacturing and consulting services industries.

Robin Ranzal-Knowles	47	President of Edgewater Technology-Ranzal, Inc., a subsidiary of the Company (“Ranzal”), since October 2004. Prior to joining Edgewater, Ms. Ranzal-Knowles was the founder, owner and President of Ranzal and Associates, Inc., from March 1996 to October 2004.

Kristin Zaepfel	51	Vice President of Human Resources of our Company since September 2003. Prior to joining our Company, Ms. Zaepfel served as Senior Vice President of Human Resources for Xchange, Inc. from 1998 to 2003. Ms. Zaepfel has also held various Human Resources positions at such organizations as HPR, Inc., Mellon Bank Corporation and The Boston Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors oversees the Company’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2014 with management. In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the CD&A be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

The Compensation Committee:

Wayne Wilson, Chairman

Paul E. Flynn

Nancy L. Leaming

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis describes the material elements of compensation for the Edgewater Technology, Inc. executive officers identified in the Summary Compensation Table (the “Named Executive Officers”) presented under “Compensation of Named Executive Officers,” provides an overview and analysis of our compensation programs, the compensation decisions we have made under those programs, and the factors we considered in making those decisions with respect to the compensation earned by our Named Executive Officers. The Compensation Committee of the Board (the “Compensation Committee”) makes all decisions for the total direct compensation—that is, the annual base salaries and benefits; annual incentive compensation; and long-term incentives of the Company’s executive officers, including the Named Executive Officers.

Executive Summary

Edgewater’s operating strategy is based on the philosophy that success in its business sector is best measured by performance in a marathon, not a sprint. Our compensation policies and practices mirror this operating strategy, as compensation incentives are implemented as a direct extension of our operating strategy, and payouts are made only when fundamental operating objectives, including satisfaction of revenue or Adjusted EBITDA-based goals, have been achieved.

The Company’s operating performance has varied from year to year, primarily due to the continuing economic instability and volatile industry demand for information technology-related products and services. Management and the Board annually review Edgewater’s business for the purpose of developing and updating a rolling three-year strategic plan focused on continually improving and broadening the Company’s scale of operations and driving consistent growth in revenue and Adjusted EBITDA over the planning horizon.

As part of our 2014 operating plan, the Company set, and subsequently achieved, several important goals envisioned in our current three-year strategic plan, including:

•	Achieving organic service revenue growth for the fifth consecutive year (14% organic service revenue growth in 2014);

•	Improvement in billable consultant utilization (to 77% in 2014 compared 72% in 2013);

•	Successfully leveraged service revenue growth to offset absence of $2.2 million in 2013 profit margin contribution associated with the Company’s PI2 software revenue;

•	Increasing Adjusted EBITDA by 14% in 2014;

•	Generating solid operating cash flow (5% of 2014 total revenues);

•	Final resolution/settlement of the Fullscope Acquisition-related escrow claims; and

•	Achieved an increase in the Company’s stock price (7% in 2014).

For 2014, the Compensation Committee retained the focus of our annual cash incentive program on achieving targeted annual levels of service revenue and Adjusted EBITDA. The Compensation Committee also determined in consultation with its compensation consultant that for 2014, the most appropriate and efficient long-term equity vehicles for incentivizing our Named Executive Officers were time-based stock options and restricted stock awards. The Compensation Committee included a restricted stock award component in the March 2014 equity grants made to Named Executive Officers as a means of better aligning Named Executive Officer ownership positions with the interests of stockholders, as well as reducing the annual burn rate of equity awards from existing equity plans and mitigating stock option overhang.

At the beginning of 2014, the Compensation Committee established 2014 target bonus opportunities premised on specified service revenue and Adjusted EBITDA levels tied to our budget and individual executive management objectives, as described in greater detail under “Individual Elements of Compensation; 2014 Compensation Decisions—Annual Incentive Compensation.”

Of the total 2014 bonus opportunities for Named Executive Officers, 80% were tied to service revenue and Adjusted EBITDA performance against targets and 20% were tied to other specific individual management performance objective goals.

The Company exceeded the minimum service revenue and Adjusted EBITDA thresholds for 2014 for the management team, excluding Ms. Ranzal-Knowles, whose 2014 Financial Performance Bonus Opportunity was based upon divisional financial metrics.

Ms. Ranzal-Knowles’ Financial Performance Bonus Opportunity was established by the Committee based on the service revenues and Adjusted EBITDA contribution of the Ranzal Division of our EPM business (“Ranzal”); employees of Ranzal generally have a bonus opportunity that is calculated utilizing Ranzal service revenue and Adjusted EBITDA contribution. The Ranzal Division’s 2014 service revenue and Adjusted EBITDA levels met the minimum established Financial Performance Targets (as described under “Elements of the 2014 Incentive Bonus Plan Opportunity”), qualifying Ms. Ranzal-Knowles for a payout under this component of her 2014 bonus program.

The combined effects of 2014 service revenue performance and strong Adjusted EBITDA performance yielded above target bonus payouts at 114% of target for all Named Executive Officers, except for Ms. Ranzal-Knowles, who qualified for a partial bonus payout at 88%of target based on performance against her Divisional performance goals. The Compensation Committee approved 2014 bonus payouts for all Named Executive Officers at its meeting on March 6, 2015.

In March 2015, the Compensation Committee authorized an increase in base salary, effective January 1, 2015, for Ms. Singleton (from $425,000 to $450,000), Mr. Clancey (from $375,000 to $400,000), Ms. Ranzal-Knowles (from $350,000 to $375,000), Mr. Oakes (from $300,000 to $325,000) and Ms. Zaepfel (from $200,000 to $215,000). The revised base salaries were set at a level in line with the 50th percentile (for Ms. Singleton, Mr. Oakes and Ms. Zaepfel) and the 75th percentile (for Mr. Clancey and Ms. Ranzal-Knowles) for both peer group and market survey data for similar executive roles. Mr. Clancey’s base salary was set at the 75th percentile in connection with his overall experience and the nature of the multi-faceted roles he maintains within the Company (as they relate to strategy, risk management and technology). Ms. Ranzal-Knowles’ base salary was set between the 50th and 75th percentile in recognition of her significant contributions to the continuing growth and development of the Company’s business.

At its meeting on March 6, 2015, the Compensation Committee approved grants of options and restricted stock awards to our Named Executive Officers as follows:

Name	Grant Date	Stock Options Granted	Restricted Stock Awards Granted	Exercise or Purchase Price
Shirley Singleton	3/6/15	40,000	—	$6.99
Shirley Singleton	3/6/15	—	20,000	0.01
David Clancey	3/6/15	40,000	—	$6.99
David Clancey	3/6/15	—	20,000	0.01
Robin Ranzal-Knowles	3/6/15	25,000	—	$6.99
Robin Ranzal-Knowles	3/6/15	—	12,500	0.01
Timothy R. Oakes	3/6/15	37,500	—	$6.99
Timothy R. Oakes	3/6/15	—	18,750	0.01
Kristin Zaepfel	3/6/15	12,500	—	$6.99
Kristin Zaepfel	3/6/15	—	6,250	0.01

The amount of restricted stock and option awards was based on the Compensation Committee’s review and consideration of various factors, including individual performance, annual competitive long-term incentive delivery, total share distribution, constraints within the existing equity compensation plans, wealth creation and total holdings for each specific Named Executive Officer.

Notwithstanding the Company’s compensation philosophy of targeting long-term incentives for our Named Executive Officers near the 50th percentile of peer group and survey market data, the above long-term incentives were delivered between the 25th and 50th percentile because of the Compensation Committee’s consideration of our limited equity plan availability and comparative peer group equity grant burn rates. The long-term incentive awards were granted as a combination of stock options (with a three-year vesting period and a seven year term) and restricted stock awards (with a three-year, service-based vesting period), which the Compensation Committee believes provides the appropriate incentive based upon long-term stock price appreciation.

All of these actions, as described in more detail in the following sections, have been designed to provide our Named Executive Officers with competitive compensation while aligning their incentives with the achievement of substantial improvement in value for our shareholders.

Consideration of 2014 Say-On-Pay Voting Results

The Compensation Committee, when reviewing and determining compensation policies and deciding upon compensation strategies for the Company’s Named Executive Officers, considered the results of stockholder voting on the 2014 non-binding advisory vote to approve Named Executive Officer compensation. With 87% of the votes cast approving the compensation program for our Named Executive Officers, the Compensation Committee concluded that the Company’s stockholders were generally supportive of the Company’s executive compensation decisions and policies and that the Company would continue to adhere to such decisions and policies.

Compensation Philosophy

Our compensation programs are designed to attract, retain and compensate Edgewater’s executive employees, while motivating them to achieve superior performance. Different programs are geared to short- and longer-term performance with the goal of increasing stockholder value over the long term. Executive compensation programs affect all employees by setting general levels of compensation and helping to create an environment of goals, expectations and rewards. Because we believe the performance of every employee is important to our success, we are mindful of the effect executive compensation and incentive programs have on all of our employees.

We believe that the compensation of our executives primarily should reflect their success as a management team, in attaining key operating objectives, such as growth in revenue and growth in earnings before interest, taxes, stock-based compensation expense, depreciation and amortization and other non-recurring charges (or benefits) (“Adjusted EBITDA”), the development of long-term competitive advantage, and, to a lesser extent, individual performance goals and objectives. We believe that the performance of the executives in managing our Company, considered in light of general economic and specific company, industry and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of the Company by our executives. We seek to have the long-term performance of our stock reflected in executive compensation through our stock option and other equity incentive programs.

Overview of Executive Compensation Components

The Company’s executive compensation program consists of several components, the most important elements of which are set forth in the table below.

	Pay Element	What the Pay Element Rewards	Why Edgewater Uses the Element
Base Salary	Base Salary	Pay for market performance in the executive role. Base salary adjustments allow the Committee to reflect an individual’s performance or changed responsibilities.	• Market practice and competitive factors. • To attract and retain executive talent.

Short-Term Incentives	Annual Executive Incentive Bonuses	Provides benefits for achievement of objective goals and financial success, mainly through revenue growth and Adjusted EBITDA-based objectives, and to a lesser extent individual performance.	• Market practice and competitive factors. • To motivate performance and meet annual goals.

Long-Term Incentives	Stock Options	Focus executives on increasing stock price over a minimum three-year vesting period and a maximum seven-year option term.	Stock options reward executives for increases in stockholder value.

	Restricted Stock	Retain executives over a vesting period (typically over three to five years) by granting underlying shares of Edgewater stock on continued employment during vesting period.	Restricted Stock awards reward past success and can help retain executives in a challenging business environment, and they further align the interests of executives with those of shareholders through direct share ownership.

	Stock Ownership Guidelines	The Company expects its CEO and other Named Executive Officers to satisfy stock ownership guidelines equal to three-times and one-times their base salary, respectively.	Fosters long-term stock ownership and aligns executives’ interests with those of stockholders.

For more detail regarding these components, see “Individual Elements of Compensation; 2014 Compensation Decisions” included elsewhere herein.

Compensation Consultant

The Company engaged Radford, an Aon Hewitt Company (“Radford”), as an independent compensation consultant (the “Compensation Consultant”) to assist the Committee in the discharge of its duties. Our Compensation Consultant does not perform any services for us other than for the Compensation Committee, and the Compensation Committee retains the right to terminate or replace the Compensation Consultant at any time.

During 2014, our Compensation Consultant provided the Compensation Committee with:

•	evaluation and refinement of the peer group to reflect the Company’s financial profile and current market conditions;

•	comprehensive reviews of the Board’s compensation, including cash retainers and ongoing equity guidelines;

•	comprehensive reviews of our executive compensation programs, including tally sheets reflecting all components of executive compensation;

•	peer group and market survey benchmarking data;

•	advice regarding competitive levels of executive base salaries, annual performance incentive awards, and long-term equity compensation; and

•	recommendations for long-term equity incentives.

In preparing its compensation analyses for 2014, our Compensation Consultant analyzed compensation data from the companies included in our peer group, as well as the published compensation surveys of software products/services and professional/technical services firms with a primary focus on comparable companies with revenues less than $300 million and market capitalizations less than $250 million and a secondary focus on companies having a similar employee headcount profile.

The following is a list of all the companies in our peer group:

Cartesian (formerly The Management Network Group, Inc.)	CSP, Inc.	GSE Systems, Inc.

Guidance Software, Inc.	Information Services Group	Innodata Isogen, Inc.

Limelight Networks, Inc.	Masstech Holdings, Inc.	Mattersight Corp.

NCI Information Systems, Inc.	NetSol Technologies, Inc.	Perficient, Inc.

QAD, Inc.	RCM Technologies, Inc.	Smith Micro Software, Inc.

Synacor, Inc.	The Hackett Group, Inc.	Widepoint Corp.

Changes to the Company’s 2013 peer group for 2014 included the removal of Analysts International Corp. (which was acquired by Cybersystems in October 2013) and Official Payments Corporation (which was acquired by ACI Worldwide in November 2013) and the additions of NCI Information Systems, Inc. and QAD, Inc. (which fall within the selection criteria enumerated above and were added for the purposes of enhancing the peer group).

The 2014 peer group was developed by the Compensation Consultant, with management input, and was formally reviewed with and approved by the Compensation Committee in September 2014, at which time the Company was positioned at the median of the peer group in trailing twelve-month revenues and market capitalization. The Compensation Consultant’s recommendations with respect to base salary, bonus and equity incentive compensation were based on a combination of the broader survey information and available published data for the companies in the peer group.

The Compensation Committee generally seeks to target all elements of direct compensation at or near the 50th percentile of the peer group data and industry market survey data. Base salaries for Mr. Clancey and Ms. Ranzal-Knowles in 2014 were targeted either at the 75th percentile (for Mr. Clancey) or between the 50th and 75th percentile (for Ms. Ranzal-Knowles) compared to available peer group and market survey data based on their experience, roles and responsibilities in our Company. Actual long-term equity incentive compensation awards were set at lower levels based on the current limited availability of shares for granting under the Company’s equity incentive plans.

Role of the Chief Executive Officer in the Compensation Process

As described elsewhere in this proxy statement, the Compensation Committee makes all decisions for the total direct compensation—that is, the annual base salaries and benefits; annual incentive compensation; and long-term incentives of the Company’s executive officers, including the Named Executive Officers, which includes Ms. Singleton, the Company’s President and Chief Executive Officer. As it relates to compensation matters for the Company’s other Named Executive Officers (excluding Ms. Singleton), the Compensation Committee solicits recommendations from Ms. Singleton with regards to information that may be considered by the Compensation Committee in either the development of compensation programs or the awarding of objective and/or discretionary bonus amounts. The Compensation Committee, however, makes the final decision with respect to executive officer compensation.

Overall Compensation Goals

The goals of our executive compensation program are to:

•	compensate executive employees in a manner that realistically aligns the employee’s interests with the interests of our stockholders;

•	encourage continuation of our Company’s entrepreneurial spirit;

•	reward executives for successful long-term strategic management;

•	recognize outstanding performance; and

•	attract and retain highly qualified and motivated executives.

The Compensation Committee seeks to achieve these goals by setting base salaries for our executives that are competitive with those of our peers and providing incentives that enable total compensation to be in line with peer total compensation levels. Further, we place an important emphasis on “pay for performance,” as we believe that meaningful portions of a total compensation opportunity should be at risk. In addition, Edgewater believes that total compensation should reflect and properly reward outstanding performance, including performance above targeted levels.

We believe the mix of base salary, bonuses, stock option grants and restricted stock awards described below furthers our objectives, is consistent with our philosophy described previously and effectively links executive compensation to our Company’s operational performance.

Consideration Given to Individual Elements of Compensation

The Company’s compensation program for its Named Executive Officers is based upon various individual compensation elements such as base salary, annual incentive compensation and long-term stock awards. When reviewing compensation programs, the Compensation Committee views each of the compensation elements independently, as well as collectively as total direct compensation.

The Compensation Committee annually determines the compensation levels for our Named Executive Officers by considering several factors, including each executive officer’s roles and responsibilities, how the executive officer is performing those responsibilities, our historical and anticipated future financial performance and the compensation practices of companies in our peer group and where appropriate, survey data from a broader index of comparable public companies. The Compensation Committee does not maintain a specific policy or formula when establishing the allocation of total compensation among the various compensation elements (i.e., cash and non-cash compensation). The overall goal of the Compensation Committee is to establish individual compensation elements for its Named Executive Officers that align with the goals described under “Overall Compensation Goals” above, and align the interests of our Named Executive Officers with the interests of our stockholders.

Individual Elements of Compensation; 2014 Compensation Decisions

The current compensation program for the Named Executive Officers is composed of three primary elements: annual base salaries and benefits; annual incentive compensation, in the form of cash bonus awards made under the incentive bonus plan, which is technically part of our 2012 Omnibus Plan; and long-term incentives, consisting of stock options and restricted stock grants.

Annual Base Salaries and Benefits

Annual compensation consists of base salaries and benefits. These elements of Edgewater’s compensation program are intended to provide a degree of compensation certainty to executives by providing a reasonable amount of compensation that is not at-risk for performance.

Base Salaries. In June 2007, the Company entered into employment agreements with Ms. Singleton and Mr. Clancey, which were subsequently amended in December 2010 (as amended, the “Employment Agreements”).

In December 2013, the Company entered into Second Amendments to the Employment Agreements with Ms. Singleton and Mr. Clancey (the “Second Amendments”). The Second Amendments further amended the term, salary and severance provisions in the Employment Agreements. The Second Amendments extended the term of the respective Employment Agreements for an additional term commencing on January 1, 2014 and continuing until December 31, 2016, unless terminated sooner in accordance with the termination provisions of the applicable Employment Agreement.

The Second Amendments also established the following minimum annual base salary levels, subject to potential future increases based upon the review and determination of the Company’s Compensation Committee: Ms. Singleton, $425,000 and Mr. Clancey, $375,000. Ms. Singleton’s revised base salary was set slightly below the 50th percentile compared to our peer group and market survey data. We do not have employment agreements establishing minimum base salaries with any other Named Executive Officer.

Our executive compensation strategy generally is for executives to receive a salary in line with the market, while being eligible for bonuses, stock option grants or restricted stock awards that generally generate value based on Company and individual performance. We believe that competitive base salary levels in combination with performance and stock-based incentives provide our executives with the potential to earn competitive industry total executive compensation levels, if corporate financial performance goals and individual performance goals are achieved.

Base salaries are designed to help attract and retain management talent. To ensure that salary ranges are competitive in the overall marketplace, salary ranges are periodically compared to the salaries paid for comparable positions within companies that compete with our Company for executive talent, including industry competitors, companies of comparable size in our key geographic markets, competitive industry practices, and companies with comparable revenues or profitability in other industries. Our compensation assessment efforts have been assisted by our Compensation Consultant, which conducted benchmark reviews of our Company to a peer group of companies as well as a broader survey of technology industry firms with less than $350 million in revenue (with a median of $168 million). These analyses compared the individual compensation elements, as well as total direct compensation, for each of our Named Executive Officers with peer group and market survey data at the market 25th, 50th and 75th percentiles.

The Compensation Committee generally reviews salaries of the Named Executive Officers in the first calendar quarter of each year to determine if any adjustment is appropriate. In reviewing and establishing salaries for the Named Executive Officers, the Committee considers the Company’s past performance, individual performance and experience and, with respect to the Named Executive Officers other than the Chief Executive

Officer, recommendations made by Ms. Singleton. Additional factors considered in setting salary levels are the Committee members’ business judgment about the appropriate level of salary to retain, motivate and reward individual executives and to a certain extent, recommendations by our Compensation Consultant. Baseline amounts under employment agreements also influence base salary compensation levels.

In March 2015, the Compensation Committee authorized an increase in base salary, effective January 1, 2015, for Ms. Singleton (from $425,000 to $450,000), Mr. Clancey (from $375,000 to $400,000), Ms. Ranzal-Knowles (from $350,000 to $375,000), Mr. Oakes (from $300,000 to $325,000) and Ms. Zaepfel (from $200,000 to $215,000). The revised base salaries were set at a level in line with the 50th percentile (for Ms. Singleton, Mr. Oakes and Ms. Zaepfel) and the 75th percentile (for Mr. Clancey and Ms. Ranzal-Knowles) for both peer group and market survey data for similar executive roles. Mr. Clancey’s base salary was set at the 75th percentile in connection with his overall experience and the nature of the multi-faceted roles he maintains within the Company (as they relate to strategy, risk management and technology). Ms. Ranzal-Knowles’ base salary was set between the 50th and 75th percentile in recognition of her significant contributions to the continuing growth and development of the Company’s business.

Benefits. The Company’s Named Executive Officers receive limited benefits that would be considered executive benefits. Most benefits are consistent with those offered generally to employees, which consist of life insurance, travel accident insurance, health insurance, dental insurance, flexible spending accounts, short-term and long-term disability, fitness club reimbursement, and opportunities to participate in Edgewater’s employee stock purchase program and 401(k) plan. Benefits and perquisites include a monthly automobile allowance that is provided to each of our Named Executive Officers (other than Ms. Zaepfel). In general, we believe the benefits described above are competitive with the marketplace. Please refer to “Compensation of Named Executive Officers—Summary Compensation Table” and the related footnotes for additional information about benefits.

Annual Incentive Compensation

Incentive compensation consists of cash bonuses and awards made under the incentive bonus plan, and its objective is to motivate executives annually, and to promote long-term growth. We refer to these opportunities as “bonus” opportunities consistent with historical practice. However, for “Summary Compensation Table” purposes, awards and payouts appear under the column “Non-Equity Incentive Plan Compensation” and not under the “Bonus” column, consistent with SEC rules.

Executive Incentive Bonuses. Future cash bonus payments will be made in accordance with our incentive bonus plan, under which we set annual incentive goals at meetings of the Compensation Committee in conjunction with the release of our prior year financial results. Our incentive bonus plan represents an important element of our compensation strategy, since achieving performance targets enables our executives to attain total current compensation in line with peer pay levels. In contrast, failure to achieve performance targets may result in total current compensation for our executives falling below, possibly substantially below, peer compensation levels.

Elements of the 2014 Incentive Bonus Plan Opportunity. For the 2014 fiscal year, the Committee established the following cash bonus opportunities and objectives for the Named Executive Officers:

Component	Minimum Financial Performance Target	Financial Performance Target	Maximum Financial Performance Target	Weighting of Applicable Components for All Named Executive Officers, Excluding Ms. Ranzal- Knowles	Weighting of Applicable Components for Ms. Ranzal- Knowles
	(Amounts In Millions)
Company service revenue (1)	$87.2	$96.9	$106.6	40%	—%
Company Adjusted EBITDA (1)	$7.5	$8.4	$9.2	40%	—%
Divisional service revenue (1)	$50.1	$55.6	$61.2	—%	40%
Divisional Adjusted EBITDA (1)	$10.2	$11.4	$12.5	—%	40%
Individual Performance Bonus Opportunity (2)				20%	20%

(1)	80% of the aggregate bonus opportunity was authorized for satisfaction of financial-based performance objectives (the “Financial Performance Bonus Opportunity”), for which

•	up to 50% of the Financial Performance Bonus Opportunity was dependent upon the satisfaction of Adjusted EBITDA goals; and

•	up to 50% of the Financial Performance Bonus Opportunity was dependent upon the satisfaction of service revenue goals, and in furtherance of this objective goal, the Committee established specified performance target levels for service revenue and for Adjusted EBITDA, which we refer to collectively as “Financial Performance Targets” and individually as the “Financial Performance Target.”

Service revenue and EBITDA Thresholds for Named Executive Officers, Excluding Ms. Ranzal-Knowles:

In fiscal year 2013, our service revenue was $84.6 million. The minimum performance threshold related to service revenue in our 2014 Financial Performance Bonus Opportunity ($87.2 million) represented a year-over-year increase in service revenue of approximately 3%, while the maximum performance threshold for our 2014 Financial Performance Bonus Opportunity ($106.6 million) represented a year-over-year increase in service revenue of approximately 26%.

In fiscal year 2013, our Adjusted EBITDA was $7.9 million. The minimum performance threshold related to Adjusted EBITDA in our 2014 Financial Performance Bonus Opportunity ($7.5 million) represented a year-over-year decrease of approximately 4%, which was due to the absence (in fiscal year 2014) of $2.2 million in profit contribution generated during fiscal year 2013 by the Company’s PI2 software revenue, while the maximum performance threshold related to Adjusted EBITDA in our 2014 Financial Performance Bonus Opportunity ($9.2 million) represented a year-over-year increase of approximately 17%.

Service revenue and EBITDA Thresholds for Ms. Ranzal-Knowles:

The performance of Ms. Ranzal-Knowles with respect to divisional service revenue and Adjusted EBITDA performance was measured against targets established by the Compensation Committee. Ms. Ranzal-Knowles’ divisional revenue target applicable to the Company’s Ranzal Division was $55.6 million. Ms. Ranzal-Knowles’ divisional Adjusted EBITDA target applicable to the Company’s Ranzal Division was $11.4 million.

(2)	20% of the aggregate bonus opportunity is discretionary, and was authorized for satisfaction of individual management performance objectives (the “Individual Performance Bonus Opportunity”) that were specifically set for each executive. The Committee established the following individual management objectives for the Named Executive Officers:

• Ms. Singleton	Individual management objectives were designed to reward the acceleration of the business planning process.

• Mr. Clancey	Individual management objectives were designed to reward the enhancement and strengthening of the Company’s internal risk management process/oversight of large scale delivery projects.

• Ms. Ranzal-Knowles	Individual management objectives were designed to reward the development of new EPM-related revenue streams and the continued improvement of the EPM division’s foreign operations.

• Mr. Oakes	Individual management objectives were designed to reward the development and implementation of rolling twelve-month quarterly forecasting process.

• Ms. Zaepfel	Individual management objectives were designed to reward the strategic hiring of key personnel, while reducing recruitment costs.

2014 Financial Performance Bonus Opportunity. The 2014 Financial Performance Bonus Opportunity was established to reward executives for achieving certain goals for (1) service revenue (targeted at $96.9 million) and (2) Adjusted EBITDA (targeted at $8.4 million). In accordance with the bonus plan, the established goals could be achieved independently, such that a payout could be made for exceeding the minimum service revenue goal, but not the minimum Adjusted EBITDA goal. Conversely, a payout could be made for exceeding the minimum Adjusted EBITDA goal, but not the minimum service revenue goal. The bonus plan was also designed to provide additional incentives for overachievement beyond target goals, so that more than 100% of each target goal could be paid out if overachievement occurred.

2014 Individual Performance Bonus Opportunity. The 2014 Individual Performance Bonus Opportunity was established on an individual basis for each Named Executive Officer based upon the expected professional contribution of each functional executive position and the impact of such contribution on the overall strategic and operational goals of the Company. This constituted 20% of the aggregate total eligible bonus opportunity of each of our Named Executive Officers.

Total Eligible Bonus Opportunity. The aggregate total eligible bonus opportunity for each of the Named Executive Officers was determined in relation to a percentage of base salary.

For 2014, the total eligible bonus opportunity for the Named Executive Officers was as follows:

Executive	Aggregate Eligible Bonus as a % of Salary	$ Amount of Aggregate Eligible Bonus Opportunity
Shirley Singleton	100%	$425,000
David Clancey	100%	375,000
Robin Ranzal-Knowles	100%	350,000
Timothy R. Oakes	75%	225,000
Kristin Zaepfel	40%	80,000

2014 Bonus Award Payments. In March 2015, the Compensation Committee evaluated the extent to which individual elements of the 2014 Incentive Bonus Plan Opportunity had been earned and determined the amount of bonuses payable. In 2014, Financial Performance Bonus Opportunities were focused on the attainment of service revenue and Adjusted EBITDA targets; for these purposes, Adjusted EBITDA includes all applicable incentive bonus plan expense accruals. The Compensation Committee’s review was based on its knowledge of the Company, its contact with the executives throughout the year and reviews of Company and individual executive officer performance. An executive officer must be employed by the Company as of the date any bonus is paid, in order to be eligible to receive it.

	Financial Performance Bonus Opportunity
Named Executive Officer	Company/ Divisional Service Revenue	Company/ Divisional Adjusted EBITDA	Individual Performance Bonus Opportunity	Total Bonus Opportunity	Bonus as % of Target
Shirley Singleton:
At Target	$170,000	$170,000	$85,000	$425,000	100%
Achieved	167,097	230,987	85,000	483,084	114%
David Clancey:
At Target	150,000	150,000	75,000	375,000	100%
Achieved	147,438	203,812	75,000	426,250	114%
Robin Ranzal-Knowles:
At Target	140,000	140,000	70,000	350,000	100%
Achieved	105,827	116,711	70,000	292,538	84%
Timothy R. Oakes:
At Target	90,000	90,000	45,000	225,000	100%
Achieved	88,463	122,287	45,000	255,750	114%
Kristin Zaepfel:
At Target	32,000	32,000	16,000	80,000	100%
Achieved	31,453	43,480	16,000	90,933	114%

The Company’s Named Executive Officers, with the exception of Ms. Ranzal-Knowles, qualified for payment in excess of the baseline targets established under the Financial Performance Bonus Opportunity. During 2014, service revenue and Adjusted EBITDA levels exceeded the established Financial Performance Targets, qualifying the Named Executive Officers for a bonus payout under the 2014 Financial Performance Bonus Opportunity.

Ms. Ranzal-Knowles qualified for a partial payment under the Ranzal Division Financial Performance Bonus Opportunity. During 2014, service revenue and Adjusted EBITDA levels for the Ranzal Division of our EPM business exceeded the established Minimum Financial Performance Targets for the Ranzal Division, qualifying Ms. Ranzal-Knowles for a partial payout of her 2014 Financial Performance Bonus Opportunity.

Each of the Named Executive Officers qualified for a bonus payment under the Individual Performance Bonus Opportunity. The Compensation Committee, based on consideration of input from Ms. Singleton, its knowledge of the Company, its contact with the executives throughout the year and a review of each individual Named Executive Officer’s performance, determined each individual Named Executive Officer qualified for a bonus payment in connection with the satisfactory achievement of each officer’s individual management objectives.

2015 Bonus Authorization. On December 15, 2014, the Compensation Committee, following the Board’s review and approval of the Company’s 2015 business plans, established and approved the Financial Performance Bonus Opportunity targets and Individual Performance Bonus Opportunity objectives for Named Executive Officers for 2015. The Compensation Committee established aggregate total eligible target bonus opportunities for the Named Executive Officers at the following amounts: Ms. Singleton, $450,000; Mr. Clancey, $400,000; Ms. Ranzal-Knowles, $375,000; Mr. Oakes, $243,750; and Ms. Zaepfel, $86,000. These authorizations were made after due consideration of management’s assessment of market conditions and the

Company’s prospects and business plans for 2015. Financial Performance Bonus Opportunities and Individual Performance Bonus Opportunities for 2015 will be weighted in a fashion similar to that described above (for 2014) under “—Elements of the 2014 Incentive Bonus Plan Opportunity.” The Company’s 2015 Financial Performance Bonus Opportunities for our Named Executive Officers will continue to have an evenly distributed emphasis between service revenue growth and Adjusted EBITDA expansion. The continued emphasis on service revenue growth in 2015 is largely reflective of the importance service revenue growth will have on the attainment of 2015 business plan objectives. Payouts, if any, under the 2015 incentive bonus plan will require year-over-year growth in both service revenue and Adjusted EBITDA.

For 2015, the total eligible bonus opportunity for the Named Executive Officers will be as follows:

Component	Weighting of Applicable Components for All Named Executive Officers, Excluding Ms. Ranzal- Knowles	Weighting of Applicable Components for Ms. Ranzal-Knowles
Company service revenue	40%	—%
Company Adjusted EBITDA	40%	—%
Divisional service revenue	—%	40%
Divisional Adjusted EBITDA	—%	40%
Individual Performance Bonus Opportunity	20%	20%

Long-Term Stock Awards

We have granted in the past, and we intend to grant or award in the future, to our executives and other key employees, stock options and restricted stock awards. Options have been, and will be, granted at an exercise price equal to the closing sales price of our common stock, as reported on NASDAQ, on the date of grant, and on such dates consistent with the policy described under “—Timing Stock-Based Incentive Awards.” Options have no monetary value to the executives unless the market price of our common stock increases above the exercise price. Restricted stock awards, although having immediate value upon the date of the award, are subject to time vesting provisions, which generally require an executive to remain with our Company during the time vesting period, before being able to access the value of any such awards. Although we have not done so in the past, we may base vesting of future option grants or restricted stock awards on an objective analysis of various performance criteria. Restricted stock awards have historically been awarded at the par value of our Company’s common stock, which is $0.01 per share.

The value of long-term stock awards is primarily based on the performance of Edgewater common stock and therefore is designed to align the executives’ interests with those of the Company’s stockholders. A stock option is the right to purchase shares of common stock of the Company generally within seven to ten years after the date of grant.

In general, the Company’s long-term stock awards are based on each executive’s historical contributions, experience and tenure with the Company, past and expected future contributions to the Company, and in part after examining the competitive marketplace.

As part of its review of Named Executive Officer compensation, the Compensation Committee reviewed tally sheets, prepared by its Compensation Consultant, showing total 2014 compensation, the estimated value of equity awards at their grant date and the realized value from equity awards and severance benefits in connection with termination of the executive’s employment under various scenarios. As part of this review, the Compensation Committee also considered the potential value of outstanding equity awards over a range of stock prices and the value of any retirement benefits. In addition, the benchmark data provided by our Compensation Consultant indicated that the long-term equity component of our executive compensation program was lower than the median value of long-term incentives provided to peer group executives.

At its meeting on March 5, 2014, the Compensation Committee awarded each of Ms. Singleton and Mr. Clancey options to acquire 40,000 shares of our common stock, each of Ms. Ranzal-Knowles and Mr. Oakes options to acquire 25,000 shares of our common stock and Ms. Zaepfel options to acquire 12,500 shares of our common stock, all at an exercise price of $6.89 per share. Additionally, the Compensation Committee awarded each of Ms. Singleton and Mr. Clancey restricted stock awards of 20,000 shares of our common stock, each of Ms. Ranzal-Knowles and Mr. Oakes restricted stock awards of 12,500 shares of our common stock and Ms. Zaepfel restricted stock awards of 6,300 shares of our common stock, all at a purchase price of $0.01 per share. The Compensation Committee included a restricted stock award component in the March 2014 equity grants made to Named Executive Officers as a means of better aligning Named Executive Officer ownership positions with the interests of stockholders, as well as reducing the annual burn rate of equity awards from existing equity plans and mitigating stock option overhang.

The Compensation Committee anticipates making additional equity awards to each of our Named Executive Officers in order to bring their long-term compensation in line with market benchmarks and to further align their interests with our stockholders’ interests. In general, the Compensation Committee anticipates that future equity awards to Named Executive Officers will be made annually in March in conjunction with establishing annual performance goals for cash and equity incentive programs and at such other times as the Compensation Committee may deem appropriate based upon the availability of shares for granting under the Company’s equity incentive plans.

Please refer to the “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End” tables and the related footnotes for additional information about long-term stock awards.

Consideration Given to Annual and Long-Term Incentive Awards

After reviewing the Company’s prior year-end financial results, the Committee decides whether to grant individual cash bonuses and long-term stock awards, and determines the amount of these bonuses and awards, based on the factors previously discussed. The Committee’s review of total compensation opportunities is based on its knowledge of the Company, its contact with the executives throughout the year and a review of performance, with a primary focus on overall Company performance and a secondary focus on individual performance, as well as market and competitive factors.

The Committee also compares the Company’s performance to that of its peer competitors. Additionally, companies with comparable revenues in our industry, as well as similar industries, are also surveyed to ensure that executive compensation is competitive in the overall marketplace. The Compensation Committee believes that the Company should provide total compensation to its executives that is competitive among its peers in order to continue attracting and retaining the most talented people. The Compensation Committee considers the foregoing performance factors in making individual compensation decisions. The Committee also applies its own business judgment in light of these factors (and in certain circumstances, the recommendations made by its Compensation Consultant) in making final incentive award determinations.

Potential Payments Upon Termination and/or Change in Control

The Second Amendments to the Employment Agreements with Ms. Singleton and Mr. Clancey amended certain severance and change in control provisions of the Employment Agreements. Each Second Amendment provides that, if the executive is terminated without cause or terminates his or her employment for good reason (in each case, absent a change of control of the Company), then the Company is required to pay to the executive a lump sum payment equal to two (2) times the executive’s annual base salary in effect at the time of such termination plus an amount equal to the executive’s bonus target for the calendar year immediately preceding the calendar year in which termination of employment occurs. In no event will the bonus paid exceed one (1) year’s annual base salary for the executive. The total amounts due will be payable in two installments: (a) thirty (30) days after the date of such termination, a first payment equal to the greater of (i) $510,000 or (ii) two

(2) times the executive’s annual base salary in effect at the time of such termination; and (b) six months after the date of such termination, a second payment equal to the excess of (i) the amount of the severance payment, over (ii) the amount paid under section (a) above (the “Severance Payment Provisions”). Prior to the Second Amendments, each Employment Agreement provided that, under such circumstances of termination, the Company would pay a lump sum amount equal to two (2) times the executive’s annual base salary in effect at the time of such termination plus an amount equal to the executive’s cash bonus paid for the year immediately preceding the year in which termination of employment occurs.

Each Second Amendment also provides that, if the executive’s employment with the Company is terminated following a change in control, either by the Company, which is not for cause, or by the employee for good reason, then the Company is required to pay to the executive a lump sum payment equal to two (2) times the executive’s annual base salary in effect at the time of such termination plus an amount equal to the executive’s bonus target for the calendar year immediately preceding the calendar year in which termination of employment occurs. In no event will the bonus paid exceed one (1) year’s annual base salary for the employee. The total amounts due will be paid in accordance with the Severance Payment Provisions. Prior to the Second Amendments, each Employment Agreement provided that, under such circumstances of termination following a change in control or by the executive for good reason, then the Company would be required to pay the executive a lump sum amount equal to two (2) times the executive’s annual base salary in effect at the time of such termination plus an amount equal to the executive’s cash bonus paid for the year immediately preceding the year in which termination of employment occurs.

In December 2013, the Company also made very technical amendments to the change in control agreements with each of Mr. Oakes, the Company’s Chief Financial Officer, and Ms. Ranzal-Knowles, the President of Edgewater Technology-Ranzal, Inc. The amended language provides that if, at the time of termination, the employee is a “specified employee”, as defined in Treasury Regulations, Sec 1.409A-1(i), then severance payments will be delayed for a period of six months after the date of termination. Additional information regarding severance and other change in control benefits is provided in the section entitled “Compensation of Named Executive Officers — Employment, Severance and Change in Control Agreements” elsewhere in this proxy statement.

The Company provides a level of severance benefits that the Compensation Committee believes is necessary to provide a competitive compensation package to these senior executives. Maintaining these arrangements enables the Company to attract and retain senior executives, provide senior executives with a degree of certainty regarding their future employment relationship, and ensure the continued commitment of senior executives in the event of a potential or actual change in control. Payments upon a change in control also further align the interests of the executives with those of the stockholders. Providing change in control benefits is designed to reduce the reluctance of management to pursue potential change in control transactions that may be in the best interests of the stockholders, and helps ensure stability in the event of a change in control of the Company.

The Compensation Committee further believes that the level of severance benefits and vesting of outstanding equity awards under the employment agreements, including multiples of pay, are consistent with market practice and necessary for the Company to be competitive in attracting and retaining talent in the Company’s industry, and are also commensurate with each senior executive’s level of responsibility.

Tax Considerations

The Compensation Committee intends to structure grants of equity and annual bonuses to certain Named Executive Officers, who may be subject to Code Section 162(m), in a manner that qualifies these grants as “performance-based” compensation under that Section. Section 162(m) generally disallows a tax deduction to public corporations for compensation over $1.0 million paid to certain of the corporation’s Named Executive Officers in any fiscal year. However, Section 162(m) exempts qualifying performance-based compensation from the deduction limit, if the compensation plan is approved by the corporation’s shareholders and if other specified requirements are met. The 1996 Plan, as amended, 2008 Plan and 2012 Omnibus Plan were approved by the

Company’s stockholders at our May 8, 1998, June 11, 2008 and June 6, 2012 Annual Stockholders’ Meetings, respectively, and were designed to meet the requirements of Section 162(m) with respect to stock option awards. The 2000 Plan and the 2003 Plan, however, have not been approved by the Company’s stockholders. As a result, stock option grants or restricted stock awards to certain executive officers under the 2000 and 2003 Plans (if they cause the executive’s compensation to exceed $1.0 million in any one year) might not be fully deductible under Section 162(m). Since December 2009, stock options have been granted to Ms. Singleton and Mr. Clancey from the 2000 Plan; these options will be treated for tax purposes as compensation paid in the year of their exercise. Because the 2000 Plan was not approved by the Company’s stockholders, the compensation expense arising upon the exercise of the options held by Ms. Singleton and Mr. Clancey may not be fully deductible by the Company. For 2014, compensation paid to our employees was fully deductible under Section 162(m). The Committee reserves the authority to award non-deductible compensation in certain circumstances as it deems appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued there under, no assurance can be given, notwithstanding our efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Accounting Considerations

The Compensation Committee also considers the effects certain types of equity awards have on the financial statements of the Company. The Company reports share-based compensation expense related to all equity awards in accordance with the fair value recognition provisions of ASC Topic 718.

Risk Assessment

The Compensation Committee annually evaluates whether our executive and broad-based compensation programs contribute to unnecessary risk-taking and has concluded that our compensation programs do not motivate imprudent risk taking and the risks arising from these programs are not reasonably likely to have a material adverse effect on Edgewater.

Timing of Stock-Based Incentive Awards

The Company historically has not formalized a set program, plan or practice to time equity awards, including option grants, to its Named Executive Officers or directors in coordination with the release of material non-public information. Commencement of Service Awards are typically timed to coincide within 90 days of the start date of such new employee or director or promoted employee. Aside from Commencement of Service Awards, the grant date of option awards to a Named Executive Officer typically occurs after the public release of prior year-end financial results. In addition, directors receive automatic grants of options at each Annual Meeting of Stockholders at which they are re-elected to the Board by stockholders.

Restricted stock awards have been made at the discretion of the Compensation Committee; they have been awarded in tandem with the grant of options in 2014, 2013, 2007 and 2006. In general, future equity awards to Named Executive Officers are expected to be authorized in a given fiscal year during the first quarter, after the release of prior year financial results and at the regularly scheduled March meeting of the Board of Directors and Compensation Committee.

Stock Ownership Guidelines

In March 2005, the Company’s Compensation Committee established stock ownership guidelines, as ratified by the Company’s Board, for the Company’s directors and Named Executive Officers (the “Management Group”). The objective of the stock ownership guidelines was to increase the Management Group’s equity stake in the Company and more closely align their interests with those of our stockholders.

For Named Executive Officers, the guidelines required, within a three-year period, each Named Executive Officer, excluding the Company’s Chief Executive Officer (or CEO), to attain an investment position representative of a weighted combination of directly owned shares, vested “in-the-money” stock options and/or restricted stock awards, in Edgewater stock equal to the sum of their annual base salary. The guidelines further required, within the same three-year period, the Company’s CEO attain an investment position equal to three times her annual base salary. Once attained, an executive’s guideline does not change as a result of changes in his or her base salary or fluctuations in the Company’s common stock price.

For directors, the guidelines provide that each director must own 5,000 shares of the Company’s common stock. Each new Director elected to the Company’s Board has two years from the effective date of his or her appointment to directly own 5,000 shares of the Company’s stock. Apart from the above, we have created no incentives, disincentives or facilitative programs in connection with the stock ownership guidelines.

Each Director and Named Executive Officer currently required to be compliant with the ownership guidelines has attained compliance with applicable stock ownership guidelines and no other actions are required now or in the future.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

This section describes the compensation paid, or payable, for the last three fiscal years to our President and Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”) and each of our three most highly compensated executive officers (other than our CEO and CFO) serving in such positions on December 31, 2014.

Summary Compensation Table

Name and Principal Position	Year	Salary	(1) Stock Awards	(1) Option Awards	(2) Non-Equity Incentive Plan Compensation	(3) All Other Compensation	Total
Shirley Singleton Chairman, President and Chief Executive Officer	2014 2013 2012	$425,000 424,418 399,005	$137,600 131,147 —	$100,000 92,500 134,300	$483,084 295,773 171,987	$23,129 23,650 23,687	$1,168,813 967,488 728,979

David Clancey Executive Vice President, Chief Strategy Officer and Chief Technology Officer	2014 2013 2012	375,000 374,418 349,005	137,600 131,147 —	100,000 92,500 134,300	426,250 260,976 150,489	28,577 28,048 29,094	1,067,427 887,089 662,888

Robin Ranzal-Knowles President of Edgewater Technology-Ranzal, Inc.	2014 2013 2012	350,000 348,836 300,000	86,000 78,772 —	62,500 55,500 189,250	292,538 307,117 318,024	23,661 23,005 22,956	814,699 813,230 830,230

Timothy R. Oakes Chief Financial Officer, Chief Accounting Officer, Treasurer and Secretary	2014 2013 2012	300,000 298,836 250,000	86,000 78,772 —	62,500 55,500 189,250	255,750 156,586 80,619	24,291 23,749 23,078	728,541 613,443 542,947

Kristin Zaepfel Vice President, Human Resources	2014 2013 2012	200,000 199,418 174,702	43,344 36,872 —	31,250 25,900 45,450	90,933 55,675 30,098	18,086 17,195 16,257	383,613 335,060 266,507

(1)	Amounts are based on the aggregate grant date fair value of stock awards and stock option awards made to the Named Executive Officers in the applicable year. The reported amounts are calculated in accordance with the provisions of ASC Topic 718. See “Item 8—Financial Statements and Supplementary Data—Note 10” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 regarding assumptions underlying the valuation of the Company’s equity awards.
(2)	Represent amounts earned by each Named Executive Officer under the Company’s performance-based annual incentive plan. Refer to “Compensation Discussion and Analysis” elsewhere herein.
(3)	Items include (a) matching contributions made to the Company’s 401(k) plan on behalf of the Named Executive Officers; (b) medical, dental and disability insurance; (c) excess life insurance for Mr. Clancey; and (d) a monthly automobile allowance that was provided to our Chief Executive Officer, President of Edgewater Technology-Ranzal, Inc., Chief Strategy and Technology Officer, Chief Operating Officer and Chief Financial Officer.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards to the Named Executive Officers during 2014.

Name	Grant Date (4)(5)	(1) Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			(2) All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	(3) Exercise or Base Price of Option Awards	Closing Price of Stock on Grant Date	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Shirley Singleton	—	$255,000	$425,000	$595,000	$—	$—	$—	—	—	$—	$—	$—
	3/5/14	—	—	—	—	—	—	—	40,000	6.89	6.89	100,000
	3/5/14	—	—	—	—	—	—	20,000	—	—	6.89	137,600
David Clancey	—	225,000	375,000	525,000	—	—	—	—	—	—	—	—
	3/5/14	—	—	—	—	—	—	—	40,000	6.89	6.89	100,000
	3/5/14	—	—	—	—	—	—	20,000	—	—	6.89	137,600
Robin Ranzal -Knowles	—	210,000	350,000	490,000	—	—	—	—	—	—	—	—
	3/5/14	—	—	—	—	—	—	—	25,000	6.89	6.89	62,500
	3/5/14	—	—	—	—	—	—	12,500	—	—	6.89	86,000
Timothy R. Oakes	—	135,000	225,000	315,000	—	—	—	—	—	—	—	—
	3/5/14	—	—	—	—	—	—	—	25,000	6.89	6.89	62,500
	3/5/14	—	—	—	—	—	—	12,500	—	—	6.89	86,000
Kristin Zaepfel	—	48,000	80,000	112,000	—	—	—	—	—	—	—	—
	3/5/14	—	—	—	—	—	—	—	12,500	6.89	6.89	31,250
	3/5/14	—	—	—	—	—	—	6,300	—	—	6.89	43,344

(1)	These awards are described in detail under “Compensation Discussion and Analysis—Annual Incentive Compensation; Total Eligible Bonus Opportunity.”
(2)	Each Named Executive Officer paid $0.01 per share of restricted stock.
(3)	The exercise price of the stock option awards is equal to the closing price of the Company’s common stock as reported on NASDAQ Global Market on the date of grant.
(4)	Stock option grants made to Named Executive Officers on March 5, 2014 were issued as follows: Ms. Singleton 40,000 options from the 2000 Plan; Mr. Clancey 40,000 options from the 2000 Plan; Ms. Ranzal-Knowles 25,000 options from the 2012 Omnibus Plan; Mr. Oakes 25,000 options from the 2012 Omnibus Plan; and Ms. Zaepfel 12,500 options from the 2012 Omnibus Plan.
(5)	Restricted share awards issued to Named Executive Officers on March 5, 2014 were issued from the 2012 Omnibus Plan.

Option Exercises and Stock Vested

The following table sets forth information concerning option exercises and the vesting of stock awards for Named Executive Officers during 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	(1) Value Realized on Exercise	Number of Shares Acquired on Vesting	(2) Value Realized on Vesting
Shirley Singleton	—	$—	10,433	$71,466
David Clancey	—	—	10,433	71,466
Robin Ranzal-Knowles	20,000	34,100	6,266	42,922
Timothy R. Oakes	7,500	16,050	6,266	42,922
Kristin Zaepfel	—	—	2,933	20,091

(1)	Value realized is calculated as the aggregate market value on the exercise date of the shares of the common stock received upon exercise of options, less the aggregate exercise price of options (calculated before payment of any applicable withholding or income taxes).
(2)	Value realized is calculated as the aggregate market value on the date of vesting of the shares with respect to which restrictions lapsed during 2014 (calculated before payment of any applicable withholding or income taxes).

Outstanding Equity Awards at Fiscal Year End

The following table sets forth outstanding equity awards for Named Executive Officers as of December 31, 2014.

	Option Awards						Stock Awards
Name	Grant Date (1)	Vesting Period (In Years)	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested
			Exercisable	Unexercisable
Shirley Singleton	3/10/06	3.00	90,000	—	$6.18	3/10/16	—	$—
	12/10/09	3.00	185,000	—	2.84	12/10/16	—	—
	6/16/10	3.00	75,000	—	2.84	6/16/17	—	—
	3/9/11	3.00	100,000	—	3.15	3/9/18	—	—
	3/26/12	3.00	56,667	28,333	3.73	3/26/19	—	—
	3/6/13	3.00	20,834	41,666	4.20	3/6/20	—	—
	3/5/14	3.00	—	40,000	6.89	3/5/21	—	—
	3/6/13	3.00	—	—	—	—	20,867	156,711
	3/5/14	3.00	—	—	—	—	20,000	150,200

David Clancey	3/10/06	3.00	59,000	—	6.18	3/10/16	—	—
	12/10/09	3.00	185,000	—	2.84	12/10/16	—	—
	6/16/10	3.00	75,000	—	2.84	6/16/17	—	—
	3/9/11	3.00	100,000	—	3.15	3/9/18	—	—
	3/26/12	3.00	56,667	28,333	3.73	3/26/19	—	—
	3/6/13	3.00	20,834	41,666	4.20	3/6/20	—	—
	3/5/14	3.00	—	40,000	6.89	3/5/21	—	—
	3/6/13	3.00	—	—	—	—	20,867	156,711
	3/5/14	3.00	—	—	—	—	20,000	150,200

Robin Ranzal-Knowles	12/10/09	3.00	50,000	—	2.84	12/10/16	—	—
	6/16/10	3.00	15,000	—	2.84	6/16/17	—	—
	3/9/11	3.00	42,526	—	3.15	3/9/18	—	—
	3/7/12	3.00	9,597	4,799	3.52	3/7/19	—	—
	3/26/12	3.00	28,333	14,167	3.73	3/26/19	—	—
	9/26/12	3.00	55,000	27,500	4.04	9/26/19	—	—
	3/6/13	3.00	12,500	25,000	4.20	3/6/20	—	—
	3/5/14	3.00	—	25,000	6.89	3/5/21	—	—
	3/6/13	3.00	—	—	—	—	12,534	94,130
	3/5/14	3.00	—	—	—	—	12,500	93,875

Timothy R. Oakes	12/10/09	3.00	50,000	—	2.84	12/10/16	—	—
	3/9/11	3.00	75,000	—	3.15	3/9/18	—	—
	3/26/12	3.00	28,334	14,166	3.73	3/26/19	—	—
	9/26/12	3.00	55,000	27,500	4.04	9/26/19	—	—
	3/6/13	3.00	12,500	25,000	4.20	3/6/20	—	—
	3/5/14	3.00	—	25,000	6.89	3/5/21	—	—
	3/6/13	3.00	—	—	—	—	12,534	94,130
	3/5/14	3.00	—	—	—	—	12,500	93,875

Kristin Zaepfel	3/10/06	3.00	14,500	—	6.18	3/10/16	—	—
	3/9/11	3.00	5,000	—	3.15	3/9/18	—	—
	3/26/12	3.00	7,000	3,500	3.73	3/26/19	—	—
	9/26/12	3.00	13,000	6,500	4.04	9/26/19	—	—
	3/6/13	3.00	5,834	11,666	4.20	3/6/20	—	—
	3/5/14	3.00	—	12,500	6.89	3/5/21	—	—
	3/6/13	3.00	—	—	—	—	5,867	44,061
	3/5/14	3.00	—	—	—	—	6,300	47,313

(1)	Options granted to the Named Executive Officers prior to April 13, 2007 are ten-year options. Options granted to the Named Executive Officers on or after April 13, 2007 are seven-year options. Options granted vest in equal annual installments over a three-year period. Restricted share awards vest in equal annual installments over a three-year period.

Employment, Severance and Change in Control Agreements

The Compensation Committee believes that it is in the Company’s best interest as well as the interests of its stockholders to offer severance and change in control benefits to certain of its Named Executive Officers. Edgewater competes for talent in a highly competitive market in which companies routinely offer similar benefits to senior executives. The Compensation Committee believes that providing severance and change in control benefits to its Named Executive Officers reduces any reluctance of senior management to pursue potential change in control transactions that may be in the best interests of stockholders. In addition, the income security provided by competitive severance and change in control arrangements helps minimize distractions caused by uncertain personal financial circumstances during the negotiation of a potential change in control transaction, a period of time requiring focused and thoughtful leadership to ensure a successful outcome.

Employment Agreements for Ms. Singleton and Mr. Clancey: On June 12, 2007, the Company entered into three-year employment agreements with Ms. Singleton and Mr. Clancey. On December 17, 2010, each employment agreement was amended to update salary and severance provisions and extend the term for an additional three years. On December 4, 2013, each employment agreement was further amended to update salary and severance provisions and extend the term for an additional three years. The employment agreements, as amended, for Ms. Singleton and Mr. Clancey are collectively referred to as the “Employment Agreements” and separately as an “Employment Agreement.” Ms. Singleton’s Employment Agreement currently provides for and governs her services as the Company’s President and Chief Executive Officer through December 31, 2016, unless terminated sooner in accordance with its terms. Mr. Clancey’s Employment Agreement currently provides for and governs his services as the Company’s Executive Vice President, Chief Strategy Officer and Chief Technology Officer through December 31, 2016, unless terminated sooner in accordance with its terms.

The Employment Agreements provide for a minimum annual base salary and a bonus to be determined annually based on incentives and performance targets with respect to the Company, as determined by the Compensation Committee. Annual bonuses, if any, will be paid in cash.

The Employment Agreements establish the following minimum annual base salary levels, subject to potential future increases based upon the review and determination of the Company’s Compensation Committee: Ms. Singleton, $425,000 and Mr. Clancey, $375,000.

The Employment Agreements contain a covenant not to compete with the Company, concerning its business, non-solicitation of employees and customers during the term of the agreement and for the twelve-month period immediately following termination with the Company; provided, however, that the period is reduced to a six-month period if the Company terminates the employee without cause or the employee resigns for “Good Reason” following a “Change in Control” (each as defined below).

In accordance with the terms of the Employment Agreements, if either Ms. Singleton or Mr. Clancey is terminated without cause or either Ms. Singleton or Mr. Clancey terminates his or her respective employment for Good Reason (as defined below) in the absence of a Change in Control involving the Company, then the Company is required to (i) make a lump sum payment equal to two (2) times the employee’s annual base salary in effect at the time of such termination plus an amount equal to the employee’s bonus target for the calendar year immediately preceding the calendar year in which termination of employment occurs (in no event will the bonus paid exceed one (1) year’s annual base salary for the employee), (ii) accelerate the vesting of all options and restricted stock awards so that all unvested options and restricted stock awards shall become immediately vested and exercisable, and (iii) continue employee’s healthcare, life insurance and disability coverage for a period of two years following such termination.

“Good Reason” generally means the assignment of any duties inconsistent with his or her position, authority, duties or responsibilities, a change in location of employment or requirement to travel, other actions involving a material diminution in position, authority, duties or responsibilities, a material reduction in compensation and/or benefits or Company non-compliance with material provisions of the agreement. A “Change in Control” includes the following events: (1) any person, other than the Company or an employee benefit plan of the Company, acquiring 50% or more of the voting power of the Company’s outstanding voting securities; (2) certain specified majority changes in Board composition; and (3) stockholder approval of specified mergers, business combinations, reorganizations or plans of liquidation.

If either Ms. Singleton or Mr. Clancey is terminated without cause or if either of these officers terminates his or her employment for Good Reason during the term of the Employment Agreement after a Change in Control, then as to the affected officer, the Company is required to (i) make a lump sum payment equal to two (2) times the employee’s annual base salary in effect at the time of such termination plus an amount equal to the employee’s bonus target for the calendar year immediately preceding the calendar year in which termination of employment occurs (in no event will the bonus paid exceed one (1) year’s annual base salary for the employee), (ii) accelerate the vesting of all options and restricted stock awards so that all unvested options and restricted stock awards shall become immediately vested and exercisable, and (iii) continue employee’s healthcare, life insurance and disability coverage for a period of two years following such termination.

Change in Control Agreement for Ms. Ranzal-Knowles: On September 15, 2010, the Company entered into a severance agreement with Ms. Ranzal-Knowles (the “Original Knowles Severance Agreement”) under which the Company would be obligated to pay, in certain circumstances, (i) severance pay for a period of six months, together with six months continued coverage under the Company’s medical and dental plans, (ii) a lump sum payment in an amount equal to one-half of the annual performance bonus paid by the Company during the preceding fiscal year and (iii) full vesting of all stock option grants in the event Ms. Ranzal-Knowles’ employment were terminated by the Company without “cause” within one year following a “change in control” of the Company.

On December 4, 2013, the Company entered into a restated severance agreement with Ms. Ranzal-Knowles (the “Restated Knowles Severance Agreement”), which provided for the modification of the payment provisions associated with amounts due to Ms. Ranzal-Knowles under the provisions of the Original Knowles Severance Agreement in the event she is deemed to be a “specified employee,” as defined in the Treasury Regulations.

Under the Restated Knowles Severance Agreement, “cause” is defined as (1) the employee’s material breach of any provision of the Company’s Confidentiality and Non-Disclosure Agreement, (2) following notice and an opportunity to be heard on the subject, a determination that the employee has willfully failed and refused to comply with the material and reasonable directives of the Company or breached her fiduciary duties to the Company, (3) employee’s failure to meet written performance standards established by the President and Chief Executive Officer of the Company from time to time which the employee has failed to cure within 90 days after receipt of written notice of nonperformance from the Company, (4) the employee’s gross negligence or willful or intentional misconduct, or (5) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony with respect to the employee, or any other criminal activity which materially affects the employee’s ability to perform her duties or materially harms the reputation of the Company.

Change in Control Agreement for Mr. Oakes: On July 21, 2008, the Company entered into a severance agreement with Mr. Oakes (the “Original Oakes Severance Agreement”) under which the Company would be obligated to pay, in certain circumstances, six months of base salary to Mr. Oakes in the event his employment were terminated by the Company without “cause” within one year following a Change in Control of the Company.

On December 4, 2013, the Company entered into a restated severance agreement with Mr. Oakes (the “Restated Oakes Severance Agreement”), which provided for the modification of the payment provisions associated with amounts due to Mr. Oakes under the provisions of the Original Oakes Severance Agreement in the event he is deemed to be a “specified employee,” as defined in the Treasury Regulations.

Under the Restated Oakes Severance Agreement, “cause” is defined as (1) the employee’s material breach of any provision of the Company’s Confidentiality and Non-Disclosure Agreement, (2) following notice and an opportunity to be heard on the subject, a determination that the employee has willfully failed and refused to comply with the material and reasonable directives of the Company or breached his fiduciary duties to the Company, (3) employee’s failure to meet written performance standards established by the President and Chief Executive Officer of the Company from time to time which the employee has failed to cure within 90 days after receipt of written notice of nonperformance from the Company, (4) the employee’s gross negligence or willful or intentional misconduct, or (5) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony with respect to the employee, or any other criminal activity which materially affects the employee’s ability to perform his duties or materially harms the reputation of the Company.

Potential Termination Payments and Equity Awards

The Employment Agreements for certain of our Named Executive Officers, as described above, generally provide for cash payment in the event that their employment with the Company is terminated in certain circumstances by the Company without cause (“Without Cause”) or by such Named Executive Officer for Good Reason (1) outside of a Change in Control and (2) in connection with a Change in Control. Similarly, the severance agreements for Ms. Ranzal-Knowles and Mr. Oakes provides for cash payment in event his or her employment with the Company is terminated without cause or in connection with a Change in Control. The potential payouts each Named Executive Officer may be eligible to receive in either instance under their respective employment agreements is calculated based upon the measurement criteria described above.

If the Named Executive Officers covered by employment agreements or severance agreements had their employment terminated as of December 31, 2014, the Named Executive Officers would have been eligible to receive payments, depending upon whether the termination was for Good Reason or based upon a Change in Control, as set forth in the following table.

Termination Payout Table

The following table sets forth information concerning termination payouts for Named Executive Officers as of December 31, 2014. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers, which would only be known at the time that they become eligible for payment and would only be payable if the events set forth in the table below occur.

	Potential Termination Payments
	Without Cause or for Good Reason (2)				Change of Control
					Termination (3)		Other	Total
Name	Salary and Bonus	(4) Benefits	(5) Option Award Acceleration	Total	Salary and Bonus	(4) Benefits	(5) Option Award Acceleration	Total
Shirley Singleton (1)	$1,275,000	$16,522	$576,724	$1,868,246	$1,275,000	$16,522	$576,724	$1,868,246
David Clancey (1)	1,125,000	43,064	576,724	1,744,788	1,125,000	43,064	576,724	1,744,788
Robin Ranzal-Knowles	—	—	—	—	328,559	11,227	454,380	794,166
Timothy R. Oakes	—	—	—	—	150,000	10,305	435,228	595,533
Kristin Zaepfel	—	—	—	—	—	—	173,524	173,524

(1)	Potential termination payments for Ms. Singleton and Mr. Clancey as of December 31, 2014 are calculated in connection with the terms and provision of the Employment Agreements.
(2)	Represents circumstances involving termination Without Cause or for Good Reason outside of any Change in Control.
(3)	Represents circumstances involving termination Without Cause or for Good Reason in connection with a Change in Control.
(4)	Consists of health, dental and life insurance coverage for a period of twenty-four months, as provided for under Ms. Singleton’s and Mr. Clancey’s Employment Agreement and for a period of six months under Ms. Ranzal-Knowles and Mr. Oakes’ respective change in control agreements. The reported value is based upon the type of insurance coverage we carried for each Named Executive Officer as of December 31, 2014 and is valued at the premiums in effect on December 31, 2014.

(5)	Certain unvested outstanding equity awards contain acceleration provisions, and assuming the applicability and operation of such provisions as of December 31, 2014, the Named Executive Officer could have realized the following values from acceleration (based on the closing price of $7.51 on December 31, 2014 over any applicable exercise price or par value payment obligation for such accelerated awards).

ITEM 3—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

General

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to help us attract and retain superior executive talent, while providing competitive and differentiated levels of pay based on corporate and individual performance that reinforce the alignment of the interests of the members of our executive management team with those of our stockholders. Please read “Compensation Discussion and Analysis” and “Compensation of Named Executive Officers” for additional details about our executive compensation programs, including information about the fiscal year 2014 compensation of our Named Executive Officers.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives you as a stockholder the opportunity to express your views on our Named Executive Officers’ compensation. This vote is not intended to address any specific element of our compensation programs, but rather to address our overall approach to the compensation of our Named Executive Officers described in this proxy statement. To that end we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s proxy statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related disclosure.

Vote Required

The affirmative vote of a majority of the votes cast on the proposal is required to approve the executive compensation as disclosed in this proxy statement. Abstentions and broker “non-votes” are included in the number of shares present or represented for purposes of a quorum, but are not considered as shares voting or as votes cast with respect to any matter presented at the Annual Meeting. As a result, abstentions and broker “non-votes” will not have any effect on the proposal to approve executive compensation as disclosed in this proxy statement.

Because your vote is advisory, it will not be binding upon the Company, the Compensation Committee or our Board. However, our Compensation Committee and our Board value the opinions of our stockholders and to the extent there is any significant vote against our compensation practices for our Named Executive Officers as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns when considering future executive compensation arrangements.

Say-on-Pay Votes

We submitted our named executive officer compensation to an advisory vote of our stockholders at our 2014 Annual Meeting of Stockholders, and it received the support of 87% of the total votes cast on the proposal. In accordance with the stockholder voting results from our 2011 Annual Meeting of Stockholders, our Board of Directors has determined that stockholder advisory votes on named executive officer compensation will occur every year. The next stockholder advisory vote on the frequency of the advisory vote on executive compensation will be held no later than our 2017 Annual Meeting of Stockholders.

Recommendation of the Board

Our Board of Directors recommends that you vote “FOR” the approval of this resolution.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is responsible for assisting the Board of Directors in its oversight of the integrity of the Company’s consolidated financial statements, the qualifications and independence of the Company’s independent registered public accounting firm (which is also referred to in this document as the independent auditors), and the Company’s internal financial and accounting controls. The Audit Committee has the sole authority and responsibility to select, evaluate and replace the Company’s independent registered public accounting firm. Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee’s responsibility is to oversee and review these processes. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditors.

The Audit Committee met eight times during 2014. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management and the Company’s independent auditors. The Audit Committee discussed with the independent auditors the overall scope and plans for its audits. The Audit Committee regularly met privately with the independent auditors, who have unrestricted access to the Audit Committee.

The Audit Committee has reviewed the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2014 and has discussed them with both management and the independent auditors. The Audit Committee also discussed with management and the independent auditors the process used to support certifications by the Company’s Chief Executive Officer and Chief Financial Officer that are required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the Securities and Exchange Commission.

The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as currently in effect and as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent auditors its independence from the Company. When considering the auditors’ independence, the Audit Committee considered whether their provision of services to the Company, beyond those rendered in connection with their audit of the Company’s consolidated financial statements and review of the Company’s Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, were compatible with maintaining their independence. The Audit Committee also reviewed, among other things, the audit and non-audit services performed by the independent auditors, and approved the amount of fees paid for such services.

Based on the reviews and discussions described above, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

The Audit Committee:

Nancy L. Leaming, Chairman

Paul E. Flynn

Wayne Wilson

ITEM 4—RATIFICATION OF THE AUDITOR APPOINTMENT

General

The Audit Committee of the Board of Directors has selected BDO USA, LLP (“BDO”) as our independent registered public accounting firm for the fiscal year ending December 31, 2015 and has further directed that management submit the selection of our accountants for ratification by our stockholders at the 2015 Annual Meeting. BDO has served as the Company’s independent registered public accounting firm since the Company’s fiscal year ended December 31, 2011.

Before selecting BDO, the Audit Committee carefully considered the qualifications of BDO as independent auditors. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, and any issues raised by the most recent quality control review of the firm, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the SEC’s rules on auditor independence, including the nature and extent of non-audit services.

We expect representatives of BDO to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

Selection of our Company’s independent registered public accounting firm is not required by our Bylaws or otherwise to be submitted to a vote of the stockholders of our Company for ratification. In addition, the Sarbanes-Oxley Act of 2002 requires the Audit Committee of our Board of Directors to be directly responsible for the appointment, compensation and oversight of the audit work of our independent auditors. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain BDO, and may retain that firm or another without re-submitting the matter to our stockholders. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our Company and its stockholders.

Vote Required

The affirmative vote of a majority of the votes cast on the ratification of the appointment of BDO as the Company’s independent registered public accounting firm at our Annual Meeting is required to ratify the appointment of BDO. Abstentions and broker “non-votes” are included in the number of shares present or represented for purposes of quorum, but are not considered as shares voting or as votes cast with respect to any matter presented at the Annual Meeting. As a result, abstentions and broker “non-votes” will not have any effect on the proposal to ratify the appointment of BDO. If the stockholders do not ratify the selection of BDO, the Audit Committee will review the Company’s relationship with BDO and take such action as it deems appropriate, which may include continuing to retain BDO as the Company’s independent registered public accounting firm.

Recommendation of the Board

Our Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of BDO USA, LLP.

Audit Fees and Non-Audit Services

The following table sets forth the aggregate fees billed by BDO for professional services rendered during the fiscal years ended December 31, 2014 and 2013:

	2014	2013
Types of Fees
Audit Fees	$470,000	$350,000
Tax Fees (1)	95,443	81,983

Total Fees	$565,443	$431,983

(1)	Represents fees associated with the preparation and filing of corporate income tax returns and individual expatriate income tax services.

In the table above, “Audit Fees” are fees our Company paid to BDO for professional services rendered connection with the audit of the Company’s consolidated financial statements and (in 2014) the operating effectiveness of internal control over financial reporting included in the Company’s Annual Report on Form 10-K, the review of financial statements included in our Quarterly Reports on Form 10-Q filed with the SEC, or for services that are normally provided by the auditors in connection with statutory and regulatory filings or engagements, net of out of pocket expenses; and “Tax Fees” are fees billed by BDO either for corporate income tax return preparation and filing services and/or individual expatriate income tax services and advice.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to pre-approval procedures. On an ongoing basis, management communicates specific projects and categories of services for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Committee approves the engagement of the independent registered public accountants. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts.

The Audit Committee considers whether the provisions of these services is compatible with maintaining the auditor’s independence, and has determined such services for 2014 and 2013 were compatible.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have entered into indemnity agreements with our directors and Named Executive Officers which provide, among other things, that we will indemnify such executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, executive officer or other agent of our Company, and otherwise to the full extent permitted under Delaware law and our Company’s amended and restated bylaws.

In order to identify and address concerns regarding related party transactions and their disclosures, the Company uses Director and Officer Questionnaires and its conduct and ethics policies. The Company also considers the independence of its directors. The discussion of the independence of the directors is included under “Corporate Governance—Board and Board Committee Matters” elsewhere in this proxy statement.

Director and Officer Questionnaires are distributed to executive officers and directors at the beginning of each fiscal year to identify any potential related-party transactions. Within the questionnaire, executive officers and directors are asked to describe any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, occurring since the beginning of the prior fiscal year, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any of the following had or will have a direct or indirect interest: (i) the individual; (ii) any director or executive officer of the Company; (iii) a nominee for director; (iv) an immediate family member of a director or executive officer of the Company; (v) an immediate family member of a nominee for director; (vi) a security holder of more than 5% of the common stock; or (vii) an immediate family member of the security holder. Responses provided within the questionnaire are reviewed by management of the Company to determine any necessary course of action. No such transaction was entered into since January 1, 2014.

It is the policy of the Company that all employees, directors and agents maintain the highest ethical standards and comply with all applicable legal requirements when conducting Company business. Guidelines regarding conflicts of interest are detailed in the Company’s Code of Conduct, which was adopted by the Board. The Company’s Code of Conduct policy is available on the Company’s website at www.edgewater.com. All Company employees must deal with vendors, customers and others doing business with the Company in a manner that avoids even the appearance of conflict between personal interests and those of the Company. Potential conflicts of interest may arise from any of the following:

•

a direct or indirect financial interest in any business or organization that is a Company vendor or competitor, if the employee or director can influence decisions with respect to the Company’s business with respect to such business or organization; and

•	serving on the board of directors of, or being employed in any capacity by, a vendor, competitor or customer of the Company.

The Audit Committee is authorized to review all conflicts of interest involving directors and executive officers.

Relationships, including business, financial, personal, and family, may give rise to conflicts of interest or the appearance of a conflict. Employees should carefully evaluate their relationships as they relate to Company business to avoid conflict or the appearance of a conflict. To avoid conflicts of interest or the appearance of a conflict:

•

An employee should not work in a position in which he or she has the authority to hire, directly supervise or attempt to influence the employment actions of an immediate family member or romantic partner. Any individual in a supervisory position should not pursue a romantic relationship with any person with whom there is a reporting relationship.

•

Employees and directors should not have an undisclosed relationship with, or financial interest in, any business that competes or deals with the Company; provided that the ownership of less than 1% of the outstanding shares, units or other interests of any class of publicly traded securities is acceptable.

•	Employees are prohibited from directly or indirectly competing, or performing services for any person or entity in competition with, the Company.

•	Employees should comply with the policies set forth in this Code of Conduct regarding the receipt or giving of gifts, favors or entertainment.

•

A full-time employee should obtain the approval of his or her supervisor before serving as a trustee, regent, director or officer of a philanthropic, professional, national, regional or community organization, or educational institution. This policy applies where significant time spent in support of these functions may interfere with time that should be devoted to the Company’s business.

•	Employees may not sell or lease equipment, materials or property to the Company without appropriate corporate authority.

•	Employees should purchase Company equipment, materials or property only on terms available to the general public.

Any employee or director who becomes aware of a conflict is required to bring it to the attention of a supervisor, management or other appropriate personnel.

Directors are expected and required to uphold the same dedication to corporate ethics as the Company’s employees.

If a conflict of interest arises involving an executive officer or director, the Board must approve a waiver to the Code of Conduct and if a director has the conflict, that director must abstain from the approval. Waivers are made on a case-by-case basis. The Board has not adopted a formal written policy with respect to waiving conflict of interests or approving related party transactions. In making this determination, the Board considered the infrequency in occurrence of these transactions. Any waivers to the Code of Conduct granted to an executive officer or director shall be disclosed by the Company on its website at www.edgewater.com.

OTHER MATTERS

The Board is not aware of any other matter to be presented for action at the Annual Meeting. If any other matter requiring a vote of stockholders should arise, then the proxies (or their substitutes) will vote in accordance with their best judgment.

ADDITIONAL INFORMATION

Annual Report on Form 10-K

Our 2014 Annual Report on Form 10-K accompanies this proxy statement (the Form 10-K”). The Form 10-K for the year ended December 31, 2014 was filed with the SEC on March 2, 2015. We will furnish, upon written request of any stockholder and the payment of an appropriate processing fee, copies of the exhibits to our Annual Report on Form 10-K. Please address all such requests to Edgewater Technology, Inc., 200 Harvard Mill Square, Suite 210, Wakefield, Massachusetts 01880, Attention: Timothy R. Oakes, Corporate Secretary.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of such materials may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of any such document to you if you write or call us at the following address or telephone number: Edgewater Technology, Inc., 200 Harvard Mill Square, Suite 210, Wakefield, MA 01880, Attention: Timothy R. Oakes, Corporate Secretary, (781) 246-3343, or you can request a copy of any such document by visiting the 2015 Annual Meeting page of our Internet website at www.envisionreports.com/EDGW (for registered stockholders) or www.edocumentview.com/EDGW (for beneficial stockholders). If you want to receive separate copies of the annual report, proxy statement or notice of Internet availability of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

YOUR VOTE IS IMPORTANT

PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD

IN THE ENVELOPE PROVIDED OR VOTE BY TELEPHONE

OR VOTE THROUGH THE INTERNET AS SOON AS POSSIBLE

APPENDIX A

EDGEWATER TECHNOLOGY, INC.

2008 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I. INTRODUCTION

Sec. 1.01 Statement of Purpose. The purpose of the Edgewater Technology, Inc. Employee Stock Purchase Plan is to provide eligible employees of the Company and its subsidiaries, who wish to become stockholders, an opportunity to purchase common stock of the Company. The Board of Directors of the Company believes that employee participation in stock ownership will be to the mutual benefit of the employees and the Company.

Sec. 1.02 Internal Revenue Code Considerations. The Plan is intended to constitute an “employee stock purchase plan” within the meaning of section 423 of the Internal Revenue Code of 1986, as amended. The Plan shall be submitted to the Company’s stockholders for approval within 12 months after the Plan is adopted by the Board of Directors.

Sec. 1.03 ERISA Considerations. The Plan is not intended and shall not be construed as constituting an “employee benefit plan,” within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

ARTICLE II. DEFINITIONS

Sec. 2.01 “Board of Directors” means the board of directors of the Company or a committee of the board of directors authorized to act on its behalf.

Sec. 2.02 “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute of similar nature. References to specific sections of the Code shall be taken to be references to corresponding sections of any successor statute.

Sec. 2.03 “Committee” means the committee appointed by the Board of Directors to administer the Plan, as provided in Section 6.03 hereof.

Sec. 2.04 “Company” means Edgewater Technology, Inc., a Delaware corporation.

Sec. 2.05 “Effective Date” means October 1, 2008.

Sec. 2.06 “Election Date” means each January 1 and July 1 or such other dates as the Committee shall specify.

Sec. 2.07 “Eligible Employee” means each person employed as an employee of an Employer who is not deemed for purposes of section 423(b)(3) of the Code to own stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary.

Sec. 2.08 “Employer” means the Company and each Subsidiary.

Sec. 2.09 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and as the same may hereafter be amended.

Sec. 2.10 “Market Value” means the last price for the Stock as reported on the Nasdaq National Market for the date of reference. If there was no such price reported for the date of reference, “Market Value” means the “Market Value” as of the date next preceding the date of reference for which such price was reported.

Sec. 2.11 “Participant” means each Eligible Employee who elects to participate in the Plan.

Sec. 2.12 “Plan” means the Edgewater Technology, Inc. 2008 Employee Stock Purchase Plan, as the same is set forth herein and as the same may hereafter be amended.

Sec. 2.13 “Purchase Agreement” means the instrument prescribed by the Committee pursuant to which an Eligible Employee may enroll as a Participant and subscribe for the purchase of shares of Stock on the terms and conditions offered by the Company. The Purchase Agreement also is intended to evidence the Company’s offer of an option to the Eligible Employee to purchase Stock on the terms and conditions set forth therein and herein.

Sec. 2.14 “Purchase Date” means January 1, 2009 and the last day of each Purchase Period ending thereafter.

Sec. 2.15 “Purchase Period” means, beginning October 1, 2008, each calendar quarter or other period specified by the Board of Directors during which the Participant’s stock purchase is funded through payroll deduction accumulations.

Sec. 2.16 “Stock” means the common stock of the Company.

Sec. 2.17 “Subsidiary” means any present or future corporation (i) which constitutes a “subsidiary corporation” of the Company as that term is defined in section 424 of the Code, and (ii) is designated as a participating entity in the Plan by the Committee. Unless the Committee specifically designates otherwise, a Canadian or other foreign subsidiary shall not be considered a Subsidiary for purposes of the Plan, and employees of such a subsidiary shall not be Eligible Employees.

ARTICLE III. ADMISSION TO PARTICIPATION

Sec. 3.01 Initial Participation. Any Eligible Employee may elect to participate in the Plan and may become a Participant by executing and filing with the Committee a Purchase Agreement at such time in advance of the effective date of the election as the Committee shall prescribe. An Eligible Employee’s initial election to participate in the Plan may be made at any time after he or she first becomes eligible to participate in the Plan and shall be effective as soon as practicable after the Eligible Employee submits the necessary documentation to the Committee. After an Eligible Employee has first become a Participant in the Plan, subsequent elections to participate in the Plan shall be made pursuant to Section 3.03. A Participant’s Purchase Agreement shall remain in effect until modified or canceled in accordance with the further terms of this Plan, as hereinafter set forth.

Sec. 3.02 Discontinuance of Participation. A Participant may voluntarily cease his or her participation in the Plan and stop payroll deductions at any time by filing a notice of cessation of participation on such form and at such time in advance of the effective date as the Committee shall prescribe. Notwithstanding anything in the Plan to the contrary, if a Participant ceases to be an Eligible Employee, his or her participation automatically shall cease and no further purchase of Stock shall be made for such Participant hereunder.

Sec. 3.03 Readmission to Participation. Any Eligible Employee who has previously been a Participant, who has discontinued participation (whether by cessation of eligibility or otherwise), and who wishes to be reinstated as a Participant may again become a Participant by executing and filing with the Committee a new Purchase Agreement. Reinstatement to Participant status shall be effective as of any Election Date, provided the Participant files such new Purchase Agreement with the Committee at such time in advance of such Election Date as the Committee shall prescribe.

ARTICLE IV. STOCK PURCHASE AND RESALE

Sec. 4.01 Reservation of Shares. There shall be 500,000 shares of Stock reserved for issuance under the Plan, plus any shares of Stock that were authorized for issuance under the Company’s prior Employee Stock Purchase Plan (which terminates after the end of the purchase period ending September 30, 2008) and were not issued under that Plan, subject to adjustment in accordance with the anti-dilution provisions hereinafter set forth. Except as provided in Section 5.02 hereof, the aggregate number of shares of Stock that may be purchased under the Plan shall not exceed the number of shares of Stock reserved for the Plan.

Sec. 4.02 Limitation on Shares Available.

(a) Subject to the limitations of Section 4.04, the maximum number of shares of Stock that may be purchased for each Participant on a Purchase Date is the lesser of (a) the number of whole and fractional shares of Stock that can be purchased by applying the full balance of the Participant’s withheld funds to the purchase of shares of Stock at the Purchase Price, or (b) the Participant’s proportionate part of the maximum number of shares of Stock available under the Plan, as stated in Section 5.01.

(b) Notwithstanding the foregoing, if any person entitled to purchase shares pursuant to any offering under the Plan would be deemed for purposes of section 423(b)(3) of the Code to own stock (including any number of shares of Stock that such person would be entitled to purchase under the Plan) possessing five percent or more of the total combined voting power or value of all classes of stock of Company, the maximum number of shares of Stock that such person shall be entitled to purchase pursuant to the Plan shall be reduced to that number which, when added to the number of shares of stock that such person is deemed to own (excluding any number of shares of Stock that such person would be entitled to purchase under the Plan), is one less than such five percent. Any amounts withheld from a Participant’s compensation that cannot be applied to the purchase of Stock by reason of the foregoing limitation shall be returned to the Participant as soon as practicable.

Sec. 4.03 Purchase Price of Shares. The Purchase Price per share of the Stock sold to Participants pursuant to any offering hereunder shall be the lower of (i) 85% of the Market Value per share on the first day of the Purchase Period or (ii) 85% of the Market Value per share on the Purchase Date. Notwithstanding the foregoing, the Board of Directors may determine that the Purchase Price shall be the Market Value, or a percentage of the Market Value on either of such dates or the lower of such dates, so long as such percentage shall not be lower than 85% of such Market Value.

Sec. 4.04 Exercise of Purchase Privilege.

(a) Each Participant shall be granted an option to purchase shares of Stock as of the first day of each Purchase Period at the Purchase Price specified in Section 4.03. The option shall continue in effect through the Purchase Date for the Purchase Period. Subject to the provisions of Section 4.02 above and Sections 4.04(b) and 4.04(d) below, on each Purchase Date, the Participant shall be automatically deemed to have exercised his or her option to purchase shares of Stock on the Purchase Date, unless he or she notifies the Committee, in such manner and at such time in advance of the Purchase Date as the Committee shall prescribe, of his or her desire not to make such purchase.

(b) The maximum number of shares which a Participant may purchase during a Purchase Period is 4,000 shares, adjusted as described in Section 5.02 and subject to Section 4.04(d) below, or such other number as the Committee establishes before the beginning of the Purchase Period.

(c) There shall be purchased for the Participant on such Purchase Date at the Purchase Price for such Purchase Period the largest number of whole and fractional shares of Stock as can be purchased with the amounts withheld from the Participant’s compensation during the Purchase Period. Each such purchase shall be deemed to have occurred on the Purchase Date occurring at the close of the Purchase Period for which the purchase was made.

(d) Notwithstanding the foregoing, a Participant may not purchase shares of Stock having an aggregate Market Value of more than $25,000, determined at the beginning of each Purchase Period, for any calendar year in which one or more such offerings are outstanding at any time, and a Participant may not purchase a share of Stock under any offering after the expiration of the Purchase Period for such offering.

Sec. 4.05 Payroll Deductions. Each Participant shall authorize payroll deductions from his or her compensation for the purpose of funding the purchase of Stock pursuant to his or her Purchase Agreement. In the Purchase Agreement, each Participant shall authorize an after-tax payroll deduction from each payment of his compensation during a Purchase Period, of an amount not less than $10 per paycheck ($20 for any Participant on a monthly payroll period) and not more than 10% of such Participant’s compensation. A Participant may change the deduction to any permissible level effective as of any Election Date. Such change shall be made by the Participant’s filing with the Committee a notice in such form and at such time in advance of the date on which such change is to be effective as the Committee shall prescribe.

Sec. 4.06 Payment for Stock. The Purchase Price for all shares of Stock purchased by a Participant under the Plan shall be paid out of the Participant’s authorized payroll deductions. All funds received or held by the Company under the Plan are general assets of the Company, free of any trust or other restriction, and may be used for any corporate purpose.

Sec. 4.07 Share Ownership; Issuance of Certificates.

(a) The shares of Stock purchased by a Participant on a Purchase Date shall, for all purposes, be deemed to have been issued or sold at the close of business on such Purchase Date. Prior to that time, none of the rights or privileges of a stockholder of the Company shall inure to the Participant with respect to such shares of Stock. All the shares of Stock purchased under the Plan shall be delivered by the Company in a manner as determined by the Committee.

(b) The Committee, in its sole discretion, may determine that the shares of Stock shall be delivered by the Company by (i) issuing and delivering to the Participant a certificate for the number of shares of Stock purchased by such Participant on a Purchase Date or during a calendar year or other period determined by the Committee, (ii) issuing and delivering a certificate or certificates for the number of shares of Stock purchased by all Participants on a Purchase Date or during a calendar year or other period determined by the Committee to a firm which is a member of the National Association of Securities Dealers, as selected by the Committee from time to time, which shares shall be maintained by such firm in separate brokerage accounts of each Participant, or (iii) issuing and delivering a certificate or certificates for the number of shares of Stock purchased by all Participants on a Purchase Date or during the calendar year or other period determined by the Committee to a bank or trust company or affiliate thereof, as selected by the Committee from time to time, which shares may be held by such bank or trust company or affiliate in “street name”, but with separate accounts maintained by such entity for each Participant reflecting such Participant’s whole share interests in the Stock. Each certificate or account, as the case may be, may be in the name of the Participant or, if he or she designates on the Participant’s Purchase Agreement, in the Participant’s name jointly with the Participant’s spouse, with right of survivorship. A Participant who is a resident of a jurisdiction that does not recognize such joint tenancy may have a certificate or account in the Participant’s name as tenant in common with the Participant’s spouse, without right of survivorship. Such designation may be changed by filing notice thereof.

(c) In addition to any restrictions or limitations on the resale of Stock purchased under the Plan set forth in Section 4.08 hereof or otherwise hereunder, the Committee, in its sole discretion, may impose such restrictions or limitations, as it shall determine, on the resale of Stock, the issuance of individual stock certificates or withdrawal from any stockholder accounts established for a Participant pursuant to the terms hereof.

(d) Any dividends payable with respect to whole or fractional shares of Stock credited to a stockholder account of a Participant established pursuant to Section 4.07(b) hereof will be reinvested in shares of Stock and credited to such Participant’s account. Such reinvestment shall be made based on the Market Value of the Stock at the date of the reinvestment, with no discount from Market Value.

Sec. 4.08 Withdrawal of Shares or Resale of Stock.

(a) The Participant may request a withdrawal of those shares or order the sale of those shares at any time by making a request in such form and at such time as the Committee shall prescribe.

(b) In the event a Participant terminates his or her employment with all Employers or otherwise ceases to be an Eligible Employee, he or she shall receive a distribution of his or her shares of Stock held in any stockholder account established pursuant to Section 4.07(b), he or she may elect to have such shares of Stock sold in accordance with such procedures as the Committee shall prescribe.

(c) If a Participant is to receive a withdrawal or distribution of shares of Stock, the withdrawal or distribution shall be paid in whole shares of Stock, with fractional shares paid in cash.

ARTICLE V. SPECIAL ADJUSTMENTS

Sec. 5.01 Shares Unavailable. If, on any Purchase Date, the aggregate funds available for the purchase of Stock would purchase a number of shares in excess of the number of shares of Stock then available for purchase under the Plan, the following events shall occur:

(a) The number of shares of Stock that would otherwise be purchased by each Participant shall be proportionately reduced on the Purchase Date in order to eliminate such excess; and

(b) The Plan shall automatically terminate immediately after the Purchase Date as of which the supply of available shares is exhausted.

Sec. 5.02 Anti-Dilution Provisions. The aggregate number of shares of Stock reserved for purchase under the Plan, as hereinabove provided, and the calculation of the Purchase Price per share may be appropriately adjusted to reflect any increase or decrease in the number of issued shares of Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend, or other increase or decrease in such shares, if effected without receipt of consideration by the Company. Any such adjustment shall be made by the Committee acting with the consent of, and subject to the approval of, the Board of Directors.

Sec. 5.03 Effect of Certain Transactions. Subject to any required action by the stockholders, if the Company shall be the surviving or resulting corporation in any merger or consolidation, any offering hereunder shall pertain to and apply to the shares of stock of the Company. However, in the event of a dissolution or liquidation of the Company, or of a merger or consolidation in which the Company is not the surviving or resulting corporation, the Plan and any offering hereunder shall terminate upon the effective date of such dissolution, liquidation, merger or consolidation, and the balance of any amounts withheld from the Participant’s compensation, which had not by such time been applied to the purchase of stock shall be returned to the Participant.

ARTICLE VI. MISCELLANEOUS

Sec. 6.01 Non-Alienation. The right to purchase shares of Stock under the Plan is personal to the Participant, is exercisable only by the Participant during the Participant’s lifetime except as hereinafter set forth, and may not be assigned or otherwise transferred by the Participant. Notwithstanding the foregoing, there shall be delivered to the executor, administrator or other personal representative of a deceased Participant such shares of Stock and such residual amounts as may remain to the Participant’s credit from amounts withheld from the Participant’s compensation as of the Purchase Date occurring at the close of the period in which the Participant’s death occurs, including shares of Stock purchased as of that date or prior thereto with moneys withheld from the Participant’s compensation.

Sec. 6.02 Administrative Costs. The Company shall pay all administrative expenses associated with the operation of the Plan.

Sec. 6.03 The Committee. The Board of Directors shall appoint a Committee, which shall have the authority and power to administer the Plan and to make, adopt, construe, and enforce rules and regulations not inconsistent with the provisions of the Plan. The Committee shall adopt and prescribe the contents of all forms required in connection with the administration of the Plan, including, but not limited to, the Purchase Agreement, payroll withholding authorizations, withdrawal documents, and all other notices required hereunder. The Committee shall have the fullest discretion permissible under law in the discharge of its duties. The Committee’s interpretations and decisions in respect of the Plan, the rules and regulations pursuant to which it is operated, and the rights of Participants hereunder shall be final and conclusive.

Sec. 6.04 Withholding of Taxes. All acquisitions of Stock under the Plan shall be subject to applicable federal, state and local tax withholding requirements if the Internal Revenue Service or other taxing authority requires such withholding. The Company may require that Participants pay to the Company (or make other arrangements satisfactory to the Company for the payment of) the amount of any federal, state or local taxes that the Company is required to withhold with respect to the purchase of Stock or the sale of Stock acquired under the Plan, or the Company may deduct from the Participant’s wages or other compensation the amount of any withholding taxes dues with respect to the purchase of Stock or the sale of Stock acquired under the Plan.

Sec. 6.05 Amendment of the Plan. The Board of Directors (or its delegate) may amend or terminate the Plan at any time; provided, however, that the Board of Directors (or its delegate) shall not amend the Plan without stockholder approval if such approval is required by section 423 of the Code.

Sec. 6.06 Expiration and Termination of the Plan. The Plan shall continue in effect for 10 years from the Effective Date, unless terminated prior thereto pursuant to the provisions of the Plan or pursuant to action by the Board of Directors, which shall have the right to terminate the Plan at any time without prior notice to any Participant and without liability to any Participant. Upon the expiration or termination of the Plan, the balance, if any, then standing to the credit of each Participant from amounts withheld from the Participant’s compensation which had not, by such time, been applied to the purchase of Stock shall be refunded to the Participant.

Sec. 6.07 Repurchase of Stock. The Company shall not be required to purchase or repurchase from any Participant any of the shares of Stock that the Participant acquired under the Plan.

Sec. 6.08 Notice. A Purchase Agreement and any notice that a Participant files pursuant to the Plan shall be on the form prescribed by the Committee and shall be effective only when received by the Committee. Delivery of such forms may he made by hand or by certified mail, sent postage prepaid, to Edgewater Technology, 20 Harvard Mill Square, Wakefield, MA 01880-3260, Attention: Employee Stock Purchase Plan Administrator. Delivery by any other mechanism shall be deemed effective at the option and discretion of the Committee.

Sec. 6.09 Government Regulation. The Company’s obligation to sell and to deliver the Stock under the Plan is at all times subject to all approvals of any governmental authority required in connection with the authorization, issuance, sale or delivery of such Stock.

Sec. 6.10 Headings, Captions, Gender. The headings and captions herein are for convenience of reference only and shall not be considered as part of the text. The masculine shall include the feminine, and vice versa.

Sec. 6.11 Severability of Provisions, Prevailing Law. The provisions of the Plan shall be deemed severable. In the event any such provision is determined to be unlawful or unenforceable by a court of competent jurisdiction or by reason of a change in an applicable statute, the Plan shall continue to exist as though such provision had never been included therein (or, in the case of a change in an applicable statute, had been deleted as of the date of such change). The Plan shall be governed by the laws of the State of Delaware to the extent such laws are not in conflict with, or superseded by, federal law.

Edgewater Technology, Inc.

Amendment No. 1

to

2008 Employee Stock Purchase Plan

The Edgewater Technology, Inc. 2008 Employee Stock Purchase Plan (the “Purchase Plan”) is hereby amended as follows (capitalized terms used herein and not defined herein shall have the respective meanings ascribed to such terms in the Purchase Plan):

1.	The first sentence of Section 3.01 of the Purchase Plan shall be deleted in its entirety and replaced with the following:

“Any Eligible Employee may elect to participate in the Plan and may become a Participant by executing and filing with the Committee a Purchase Agreement at such time in advance of the effective date of the election as the Committee shall prescribe.”

2.	In Section 4.07(b) of the Purchase Plan, “National Association of Securities Dealers” shall be replaced with “Financial Industry Regulatory Authority, Inc.”

3.	Except as aforesaid, the Purchase Plan shall remain in full force and effect.

Adopted by the Board of Directors on April 22, 2011

Edgewater Technology, Inc.

Amendment No. 2

to

2008 Employee Stock Purchase Plan

The Edgewater Technology, Inc. 2008 Employee Stock Purchase Plan, as amended (the “Purchase Plan”), is hereby further amended as follows (capitalized terms used herein and not defined herein shall have the respective meanings ascribed to such terms in the Purchase Plan):

1.	The first sentence of Section 4.01 of the Purchase Plan shall be deleted in its entirety and replaced with the following:

“There shall be 1,200,000 shares of Stock reserved for issuance under the Plan, subject to adjustment in accordance with the anti-dilution provisions hereinafter set forth.”

2.	Except as aforesaid, the Purchase Plan shall remain in full force and effect.

Adopted by the Board of Directors on April 22, 2011

Edgewater Technology, Inc.

Amendment No. 3

to

2008 Employee Stock Purchase Plan

The Edgewater Technology, Inc. 2008 Employee Stock Purchase Plan, as amended (the “Purchase Plan”), is hereby further amended as follows (capitalized terms used herein and not defined herein shall have the respective meanings ascribed to such terms in the Purchase Plan):

1.	The first sentence of Section 4.01 of the Purchase Plan shall be deleted in its entirety and replaced with the following:

“There shall be 1,700,000 shares of Stock reserved for issuance under the Plan, subject to adjustment in accordance with the anti-dilution provisions hereinafter set forth.”

2.	Except as aforesaid, the Purchase Plan shall remain in full force and effect.

Adopted by the Board of Directors on April 14, 2015

Electronic Voting Instructions
You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!
Instead of voting in person at the Annual Meeting or mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on June 3, 2015.
Vote by Internet
• Go to www.envisionreports.com/EDGW
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Shirley Singleton	☐	☐	02 - Wayne Wilson	☐	☐	03 - Paul E. Flynn	☐	☐
04 - Paul Guzzi	☐	☐	05 - Nancy L. Leaming	☐	☐	06 - Michael R. Loeb	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Approve the proposed amendment to the Edgewater Technology, Inc. 2008 Employee Stock Purchase Plan to increase the authorized shares under the Plan from 1,200,000 to 1,700,000.	☐	☐	☐	3. Say on Pay - An advisory vote to approve named executive officer compensation.	☐	☐	☐

4. Ratify the appointment of BDO USA, LLP as independent registered public accounting firm of the Company.	☐	☐	☐	5. In their discretion, the Board may vote upon any other matters which may properly come before the meeting or any adjournment thereof.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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2015 Annual Meeting Admission Ticket

2015 Annual Meeting of

Edgewater Technology, Inc. Stockholders

June 3, 2015, 10:00 AM, Eastern Time

Edgewater Technology, Inc.

200 Harvard Mill Square, Suite 210, Wakefield, Massachusetts 01880

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Edgewater Technology, Inc.

Notice of 2015 Annual Meeting of Stockholders

Edgewater Technology, Inc.

200 Harvard Mill Square, Suite 210, Wakefield, Massachusetts 01880

Proxy Solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on June 3, 2015

KNOW ALL MEN BY THESE PRESENTS that I, the undersigned stockholder of Edgewater Technology, Inc., a Delaware corporation (the “Company”), do hereby nominate, constitute, and appoint Shirley Singleton, Timothy Oakes and David Clancey, or any one or more of them, my true and lawful attorney(s) with full power of substitution for me and in my name, place and stead, to vote all of the Common Stock, par value $.01 per share, of the Company, standing in my name on its books on April 13, 2015 at the Annual Meeting of its Stockholders to be held on June 3, 2015 at Edgewater Technology, Inc. 200 Harvard Mill Square, Suite 210, Wakefield, Massachusetts 01880 at 10:00 a.m., Eastern Time, and at any and all adjournments thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposals 2, 3 and 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please mark, sign, date and return this proxy card promptly using the enclosed self-addressed, postage prepaid envelope.

(Items to be voted appear on reverse side.)